As filed with the Securities and Exchange Commission on March 26 , 2009

Registration No. 333-156104

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.  3 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
(Name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

4953
(Primary Standard Industrial Classification Code Number)

65-1001686
(I.R.S. Employer Identification Number)

No. 1 Huaihe West Road
E-T-D Zone, Dalian, China 116600
(411) 85811229
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Mr. Dong Jinqing
CEO and President
China Industrial Waste Management, Inc.
No. 1 Huaihe West Road
E-T-D Zone, Dalian, China 116600
(411) 85811229
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:
Steven I. Weinberger, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Boulevard N.W., Suite 210
Boca Raton, Florida 33431
Telephone: (561) 362-9595
Telecopier: (561) 362-9612

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $0.001 per share (1)	1,941,192	$1.81	$3,513,578	$137.73
	1,941,192		$3,513,578	$137.73

(1) Represents shares of outstanding common stock. Registration fee calculated pursuant to Rule 457(c) based upon the average of the closing bid and asked prices for the registrant’s common stock on December 8, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

iii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 26 , 2009

PROSPECTUS

China Industrial Waste Management, Inc.

1,941,192 shares of Common Stock

This prospectus relates to periodic offers and sales of 1,941,192 shares of our common stock by the selling security holders.

We will not receive any proceeds from the sale of the shares by the selling security holders.  The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares.

For a description of the plan of distribution of these shares, please see page 55 of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol "CIWT" On March 20, 2009 the last reported sale price for our common stock was $1.11 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus to read about the risks of investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2009

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

CONVENTIONS AND GENERAL MATTERS

The official currency of the People’s Republic of China is the Chinese “Yuan” or “Renminbi” (“Yuan,” “Renminbi” or “RMB”). For the convenience of the reader, amounts expressed in this report as RMB have been translated into United States dollars (“USD$” or “$”) at the rate of USD $1.00 = RMB 7.3046 quoted by The People’s Bank of China (“POBC”) as of December 31, 2007; and at the rate of USD$1.00 = RMB 6.9989 quoted by OANDA as of September 30, 2008. OANDA is a Delaware corporation providing internet foreign exchange rates at www.oanda.com . OANDA is also a foreign exchange market maker. The Renminbi is not freely convertible into foreign currencies and the quotation of exchange rates does not imply convertibility of Renminbi into U.S. Dollars or other currencies. All foreign exchange transactions take place either through PBOC or other banks or other market makers authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. No representation is made that the Renminbi or U.S. Dollar amounts referred to herein could have been or could be converted into U.S. Dollars or Renminbi, as the case may be, at the PBOC Rate, OANDA rate or at all.

The "Company," "we," "us," "our" and similar words refer to China Industrial Waste Management, Inc, its direct, wholly-owned subsidiary DonTech Waste Services, Inc. (“DonTech”) and DonTech’s majority owned subsidiaries, Dalian Dongtai Industrial Waste Treatment Co. Ltd. (“Dongtai”), Dongtai Water Recycling Co. Ltd. (“Dongtai Water”), Dalian Zhuorui Resource Recycling Co., Ltd. (“Zhuorui”), Dalian Lipp Environmental Energy Engineering & Technology Co., Ltd. (“Dalian Lipp”) and, prior to its dissolution in July 2007, Liaoyang Dongtai Industrial Waste Treatment Co., Ltd. (“Liaoyang Dongtai”). The Company is in the process of dissolving DonTech, which serves as a holding company for the shares of the Company’s operating subsidiaries.

We maintain our web site at www.chinaciwt.com. Information on our web site is not a part of this prospectus.

All share and per share information contained herein has been adjusted to reflect a 1 for 100 share reverse stock split which occurred on May 12, 2006.

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PROSPECTUS SUMMARY

About Us

China Industrial Waste Management, Inc., through its 90%-owned subsidiary Dalian Dongtai Industrial Waste Treatment Co., Ltd. (“Dongtai”) and other indirect subsidiaries, is engaged in the collection, treatment, disposal and recycling of industrial wastes principally in Dalian, China and surrounding areas in Liaoning Province, China. The Company provides waste disposal solutions to its more than 400 customers from facilities located in the Economic and Technology Development Zone, Dalian, PRC. Dongtai treats, disposes of and/or recycles many types of industrial wastes, and recycled waste products are used by customers as raw material to produce chemical and metallurgy products. In addition, Dongtai and its subsidiaries treat or dispose of industrial waste through incineration, burial or water treatment; as well as provide the following to its clients:

•	environmental protection services,
•	technology consultation,
•	pollution treatment services,
•	waste management design processing services,
•	waste disposal solutions,
•	waste transportation services,
•	onsite waste management services, and
•	environmental pollution remediation services.

Our principal executive offices are located at No. 1 Huaihe West Road, E-T-D Zone, Dalian, China 116600, and our telephone number is (411) 85811229. Our fiscal year end is December 31.

Summary of the Offering

This prospectus covers the resale of a total of 1,941,192 shares of our common stock by the selling security holders. Selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. To the extent the warrants are exercised other than on a cashless basis, we will receive the exercise price of the warrants. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Common Stock:

Outstanding Prior to this Offering:	15,262,035 shares of common stock on March 9, 2009.

Common Stock Reserved:
An aggregate of 5,229,431 shares of our common stock consisting of (a) 2,629,431 shares issuable on the exercise of common stock purchase warrants at exercise prices ranging from $2.45 per share to $5.00 per share with various expiration dates through August 27, 2013, (b) 2,500,000 shares available for issuance under our 2006 Equity Compensation Plan and (c) 100,000 shares that we are legally obligated to issue but have not as yet issued.

Common Stock:
Outstanding After this Offering:	15,262,035 shares of common stock, without giving effect to the exercise of any outstanding warrants or the grant of any awards under our Equity Compensation Plan.

Terms of the Offering with the Selling Security Holders

Overview of the 2008 Unit Offering

In October 2008, we completed the private placement of 66 units of our securities at an aggregate offering price of $3,960,000 to 16 institutional and accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Regulation D and Section 4(2) of that act. Under the subscription agreements with the investors, as amended, each unit consisted of 29,412 shares of common stock, one Class A warrant to purchase 14,706 shares of common stock exercisable until September 30, 2011 at $2.50 per share and one Class B warrant to purchase 14,706 shares of common stock exercisable until September 30, 2011 at $3.20 per share.

           We agreed to file a registration statement with the Securities and Exchange Commission covering the shares of common stock included in the units so as to permit the public resale thereof.  This prospectus is part of that registration statement. We will pay all costs associated with the filing of this registration statement.  In the event the registration statement is not filed on or before December 13, 2008, or if we fail to diligently pursue such registration once it is filed, we will be required to pay liquidated damages in an amount equal to 1% for each 30 days (or such lesser pro rata amount for any period of less than 30 days) of the purchase price of the units, but not to exceed in the aggregate 10% of the aggregate purchase price of the units.

In addition, from one year after the effective date of the registration statement of which this prospectus is a part, investors in the private placement will have certain rights to participate in additional equity offerings that we conduct. Further, in connection with the subscription agreements with the investors, as amended:

•
Dong Jinqing, our president agreed to place 444,444 shares of our common stock owned by him into escrow pending our results of operations for the fiscal years ending December 31, 2008 and 2009; at which time the shares will be disbursed (a) to Mr. Dong to the extent that we meet the financial performance criteria set forth in the escrow agreement or (b) to the investors, pro-rata, in the event we do not meet such criteria,

•	we agreed to establish a Board of Directors, a majority of whose members will be “independent” within the meaning of Nasdaq Marketplace Rule 4200(15);
•	we agreed to engage an accounting consultant to assist us with the presentation and delivery of financial reports and related information; and
•	our executive officers agreed not to sell any of our securities which they own or may acquire for a period of one year from the effective date of the registration statement.

As compensation for its services, we paid the placement agent for the offering, Newbridge Securities Corporation (a broker-dealer and a member of FINRA), a cash commission of $277,200 and a non-accountable expense allowance of $79,200, and issued Newbridge or its designees (a) 150,000 shares of common stock, (b) five-year warrants to purchase 300,000 shares of common stock at exercise prices ranging from $3.50 to $5.00 per share and (c) three-year warrants to purchase 6.6 units of our securities, at an exercise price of $72,000 per unit, with each unit consisting of 29,412 shares of common stock and warrants to purchase 29,412 shares of common stock until September 30, 2011 at exercise prices ranging from $2.50 to $3.20 per share. Newbridge has also entered into an agreement whereby they have agreed not to seek registration of our equity securities issued or issuable to them, and to limit their resale of those securities. We also paid certain legal fees of an investor in the offering, as described in a table appearing later in this section.

This prospectus covers the resale of the 1,941,192 shares of common stock issued to the investors in the private placement. The following tables and other narrative information provide additional information on this offering.

Fees and Payments Associated with the Transaction

The table below sets forth disclosure of the dollar amount of each payment (including the value of any payments to be made in shares of our common stock) in connection with the sale of the units that we have made or will make to:

•              each selling security holder,
•              any affiliate of a selling security holder, or
•	any person with whom any selling security holder has a contractual relationship regarding the sale of the units.

The table does not include compensation to the placement agent in connection with the sale of the units, and the placement agent is not a selling security holder under this prospectus.

Selling Security Holder	Payment Reference	Date	Amount
Counsel for Ancora Greater China Fund LP	Legal fees (1)	Closing	$10,000
Total			$10,000

1              Ancora Greater China Fund LP was an investor in the offering.  The amount in the table consists of a cash payment of legal fees to the investor’s counsel.

Net Proceeds from the Sale of the Units

The table below sets forth disclosure of the estimated net cash proceeds to us from the sale of units under the terms of the Subscription Agreement.

Gross proceeds received	$3,960,000
Less investor’s legal fees	(10,000)
Less placement agent fees [1]	(356,400)
Less escrow agent fees	(2,000)
Less Company professional fees and expenses	(30,000)
Less blue sky fees and expenses	(1,000)
Net proceeds to us	$3,560,600

Total possible payments to selling security holders during first year [2]	$0.00

1              Does not include the value of any securities issued to the placement agent as compensation for its services.
2              Assumes no registration rights penalties become payable under the terms of the Subscription Agreements with the investors.

Possible Profit to the Selling Security Holders on the Shares of Common Stock Included in the Units

Under the terms of the Subscription Agreements we issued the investors a total of 1,941,192 shares of our common stock as a component of the units purchased in the offering at an offering price of $60,000 per unit. The average of the closing price of our common stock as reported on the OTC Bulletin Board during the period from August 21, 2008 through October 14, 2008 when the units were sold was $2.8934. The following table illustrates the possible profit to the selling security holders at the closing of the offering based upon the difference between the purchase price of the units and the fair market value of our common stock at closing. While the units consisted of shares of our common stock, Class A warrants and Class B warrants, for the purposes of this table we have allocated the entire purchase price of the units to the shares of common stock included in the units and ascribed no value to the warrants included in the units.

Total Shares Included in the Units Purchased in the Offering by the Selling Security Holders	Combined Purchase Price of the Shares	Combined Market Price of Shares	Total Possible Discount to the Market Price on the Sale Date

1,941,192	$3,960,000	$5,616,645	$1,656,645

Possible Profit to the Selling Security Holders on the Shares of Common Stock Underlying the Warrants Included in the Units

Under the terms of the Subscription Agreements with the selling security holders we issued Class A warrants to purchase a total of 970,596 shares of our common stock at an exercise price of $2.50 per share and Class B warrants to purchase a total of 970,596 shares of our common stock at an exercise price of $3.20 per share. The average of the closing price of our common stock as reported on the OTC Bulletin Board during the period August 21, 2008 through October 14, 2008 when the units were sold was $2.8934. The following table illustrates the possible discount to the selling security holders at the closing of the offering of the shares issuable upon exercise of their warrants, based upon the difference between the combined market price of the shares underlying the warrants and the combined exercise prices of the warrants.

Total Possible Shares to be Received Upon Exercise of the Warrants [1]	Combined Market Price of Shares Underlying Warrants	Combined Exercise Price of the Total Number of Shares Underlying the Warrants	Total Possible Discount to the Market Price on the Sale Date of the Units

1,941,192	$5,616,645	$5,532,397	$84,248

1              Assumes the warrants are exercised at the exercise prices stated above, and that they are not exercised on a cashless basis.

Comparison of Net Proceeds to us and Total Possible Profit to Selling Security Holders

The following table compares the net proceeds of the offering to us with the combined possible profit of the selling security holders, both in dollars and as a percentage of net proceeds.

Gross proceeds received	$3,960,000
Less investor’s legal fees	(10,000)
Less placement agent fees [1]	(356,400)
Less escrow agent fees	(2,000)
Less Company professional fees and expenses	(30,000)
Less blue sky fees and expenses	(1,000)
Estimated net proceeds	$3,560,600

Combined total possible profit of selling security holders [2]	$1,740,893

Approximate percentage of the net proceeds received by us to the combined total possible profit of selling security holders.	52%

1              Includes cash payments but excludes the value of any securities issued to the placement agent for its services in the offering.
2              Includes a possible profit of $1,656,645 on the shares of our common stock included in the units and a possible profit of $84,248 on the warrants included in the units as set forth in the tables appearing earlier in this section.

Relationship of Outstanding Shares Before and After the Offering

The table below sets forth disclosure about our common stock held by the selling security holders, our affiliates and affiliates of the selling security holders.

No. of shares outstanding prior to offering held by persons other than the selling security holders, our affiliates and affiliates of the selling security holders	No. of shares registered for resale by the selling security holders or affiliates of the selling security holders in prior registration statements	No. of shares registered for resale on behalf of the selling security holders or affiliates of the selling security holders in this prospectus

2,856,443	0	1,941,192

Prior Securities Transactions with the Selling Security Holders

We have not been a party to any prior securities transaction with any selling security holder, an affiliate of any selling security holder, or any person with whom any selling security holder has a contractual relationship, including any predecessors of any of those persons, regarding any prior securities transaction.

Short Position Information

Each of the selling security holders has advised us that such selling security holder does not have an existing short position in our common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary of our financial information for the nine months ended September 30, 2008 and 2007 (unaudited) and the years ended December 31, 2007and 2006 (audited) which have been derived from, and should be read in conjunction with, our consolidated financial statements included elsewhere in this prospectus.

Income Statement Data:

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2008	2007	2007	2006
	(unaudited)		(audited)
Operating revenues	$9,906,260	$6,471,818	$9,539,507	$6,383,233
Gross profit	$6,556,160	$4,352,714	$6,762,586	$4,560,576
Total operating expenses	$2,005,683	$1,990,289	$3,602,828	$2,208,350
Operating income	$3,952,591	$2,398,016	$4,052,243	$2,564,954
Net income	$3,568,121	$2,180,020	$3,689,207	$2,330,770
Foreign currency translation adjustment	$948,408	$387,455	$774,007	$267,438
Comprehensive income	$4,516,529	$2,567,475	$4,463,214	$2,598,208

Balance Sheet Data:

	September 30,		December 31,
	2008	2007	2007	2006
	(unaudited)		(audited)
Working capital	$371,631	$1,907,598	$2,345,626	$6,434,468
Cash	$5,332,934	$1,289,346	$3,260,307	$6,478,978
Total current assets	$10,091,446	$3,519,961	$5,642,374	$7,760,537
Total assets	$32,096,558	$16,499,345	$20,529,815	$12,929,925
Total current liabilities	$5,719,815	$1,612,363	$3,296,748	$1,326,069
Total liabilities	$7,243,356	$2,435,039	$4,355,346	$1,707,942
Total stockholders' equity	$22,046,429	$12,015,140	$13,914,874	$9,435,660

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our securities unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest.

Risks Related to our Business

Our failure to compete effectively may adversely affect our ability to generate revenue.

We compete primarily on the basis of our ability to secure contracts with industrial companies, and local government entities in Dalian, China and surrounding areas for waste processing and disposal. There can be no assurance that such contracts will be available to us in new areas as we attempt to expand or that our competitors will negotiate more favorable arrangements with our current customers. We expect that we will be required to continue to invest in building waste treatment and disposal infrastructure. Our competitors may have better resources and better strategies to raise capital which could have a material adverse effect on our business, results of operations and financial condition.

We rely on our governmental permits to operate our business in Dalian, China and the loss of the permits would have a material adverse impact on our business.

Only those companies who have been granted a special operating license issued by the national and local governments are permitted to engage in the industrial waste treatment and disposal business in China. Dongtai's expansion project has been listed as one of the 55 items of the Hazardous Waste and Medical Waste Treatment Facility Construction Program approved by State Environmental Protection Administration. The national and local governments have strict requirements regarding the technology which must be employed and the qualifications and training of management of the licensee which must be maintained. Either the national or local government could determine at any time that we do not meet the strict requirements of technology or management and revoke our permit to engage in the industrial waste business in China. The termination of our licenses to operate would have a material adverse impact on our revenue and business.

If we fail to introduce new services or our existing services are not accepted by potential customers we may not gain or may lose market share.

Our continued growth is dependent upon our ability to generate more revenue from our existing customers, obtain new customers and raise capital from outside sources. We believe that in order to continue to capture additional market share and generate additional revenue, we will have to raise more capital to fund the construction and installation of additional facilities and to obtain additional equipment to collect, process and dispose of industrial waste and recycle waste for our existing and future customers. For example, our 90% owned subsidiary, Dongtai, has entered into agreements with respect to the construction of two BOT (Build-Operate-Transfer) Projects in Dalian, China – a municipal sewage treatment facility and a sludge treatment and disposal facility. We estimate that Dongtai’s aggregate investment in such projects will be 35 million RMB (approximately $4.6 million) for an 80% interest in Dongtai Water Recycling Company, which intends to operate a municipal sewage treatment plant, and 63.21 million RMB (approximately $8.31 million) for a 49% interest in Dongtai Organic Waste Treatment Company, which intends to operate a municipal sludge treatment and disposal facility. We anticipate that we will also require approximately 120 million RMB (approximately $15.8 million) in order to fund the expansion project relating to upgrade of Dongtai’s existing waste processing facilities, as well as approximately 44 million RMB (approximately $5.8 million) to satisfy its investment needs required by in Dalian Zhuorui Resource Recycling Co., Ltd., in which Dongtai own a 70% interest.  We anticipate that the total funding include expenditures mentioned above that we will require to finance the construction and installation of additional facilities and to obtain additional equipment for Dongtai to accommodate a sharp increase in demand for its waste management services and more stringent regulatory criteria in environmental management, as well as to strengthen our presence outside of Dalian, China, through investment and/or acquisition is approximately 320 million RMB (approximately $42.1 million) . We anticipate that such funding will be provided from bank loans, equity financing and internally generated funds.

It is likely that we will invest in additional projects, although no such projects have been identified by us at this time. In the future we may be unable to obtain the necessary financing for our capital requirements on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including:

•	our financial condition and results of operations;
•	the condition of the PRC economy in general, and, in particular, the waste treatment industry in the PRC, and
•	conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to generate more revenue from our existing customers, obtain new customers and raise capital from outside sources. We believe that in order to continue to capture additional market share and generate additional revenue, we will have to raise more capital to fund the construction and installation of additional facilities and to obtain additional equipment to collect, process and dispose of industrial waste and recycle waste for our existing and future customers. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including:

•	our financial condition and results of operations,
•	the condition of the PRC economy and the industrial waste treatment industry in the PRC, and

•	conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. We may face challenges in managing our industrial waste treatment and disposal business over an expanded geographical area as well as managing a business offering expanded waste treatment services. We may also encounter difficulties in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause administrative inefficiencies.

If we are unable to successfully complete and integrate new operational locations in a timely manner, our growth strategy could be adversely impacted.

An important element of our growth strategy is expected to be the development of operational locations outside of Dalian, China. However, integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems relating to assimilating and retaining the employees of acquired businesses, accounting issues that arise in connection with acquisitions, challenges in retaining customers, and potential adverse short-term effects on operating results. In addition, we may incur debt to finance future operational locations, and we may issue securities in connection with future operational locations that may dilute the holdings of our current or future stockholders. If we are unable to successfully complete and integrate new operational locations in a timely manner, our business, growth strategy and financial results could be materially and adversely impacted.

Our waste treatment operations are risky and we may be subject to civil liabilities as a result of hazards posed by such operations, and our insurance coverage may not be sufficient to cover our exposure.

Our operations are subject to potential hazards incident to the gathering, processing and storage of industrial waste such as explosions, product spills, leaks, emissions and fires. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of operations at the affected facility. Consequently, we may face civil liabilities in the ordinary course of our business. While we currently maintain liability insurance to protect against certain of these liabilities, the extent of our insurance coverage may not be sufficient to cover all possible liabilities. Although we have not faced any civil liabilities historically in the ordinary course of our waste treatment operations, there is no assurance that we will not face such liabilities in the future. If such liabilities occur in the future, they may adversely and materially affect our operations and financial condition.

Failure to retain services of key personnel will affect our operations and results.

Our success to date has been largely due to the contributions of our executive officers. The continued success of our business is very much dependent on the goodwill that they have developed in the industry over the past years. Our continued success is dependent, to a large extent, on our ability to retain the services of our executive officers. The loss of any of our executive officers’ services due to resignation, retirement, illness or otherwise without suitable replacement or the inability to attract and retain qualified personnel would affect our operations and may reduce our profitability and the return on your investment.  We do not currently maintain key man insurance covering our executive officers.

We may not be able to protect our processes, technologies and systems against claims by other parties.

Although we have four registered PRC patents and have applied for two other PRC patents in respect of the processes, technologies and systems we use frequently in our systems, we have not purchased or applied for any patents other than these as we are of the view that it may not be cost-effective to do so. For such other processes, technologies and systems for which we have not applied for or purchased or been licensed to use patents, we may have no legal recourse to protect our rights in the event that they are replicated by other parties. If our competitors are able to replicate our processes, technologies and systems at lower costs, we may lose our competitive edge and our profitability may be reduced.

We may face claims for infringement of third-party intellectual property rights.

We may face claims from third parties in respect of the infringement of any intellectual property rights owned by such third parties. There is no assurance that third parties will not assert claims to our processes, technologies and systems. In such an event, we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. There can be no assurance that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we would incur substantial costs and spend substantial amounts of time in defending ourselves in or contesting suits brought against us for alleged infringement of another party’s patent rights. As such, our operations and business may be adversely affected by such civil actions. We rely on trade secrets, technology and know-how. There can be no assurance that other parties may not obtain knowledge of our trade secrets and processes, technology and systems. Should these events occur, our business would be affected and our profitability reduced.

We are reliant on a few major suppliers.

We are dependent on our major suppliers for the timely delivery of waste materials that we require for our recycling operations. Should our major suppliers fail to deliver such materials on time, and if we are unable to source these materials from alternative suppliers on a timely basis, our revenue and profitability could be adversely affected.

We are subject to risks relating to BOT (Build-Operate-Transfer) projects in which we have started to invest.

Our 90% owned subsidiary, Dongtai, has begun to invest capital in BOT projects which require high up-front capital expenditures. For example, Dongtai has entered into agreements to invest in Dongtai Water Recycling Company, which is constructing and will operate a municipal sewage treatment facility in Dalian, China and Dongtai Organic Waste Treatment Company, which is constructing and will operate a sludge treatment and disposal facility in Dalian, China. Our returns from BOT projects are derived from fees paid by the PRC government and such BOT projects are able to generate a steady and recurring source of income for us over a sustained period of time between 20 and 25 years. However, our BOT projects are exposed to risks such as the occurrence of natural disasters or the imposition of more stringent government regulations, which may result in the disruption of our BOT projects. Our investment returns from these BOT projects may thus be reduced should any of such risks materialize. In addition, our lack of experience in administering BOT projects may negatively impact our ability to successfully manage the projects we have undertaken.

Risks Related to Doing Business in the PRC

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a central planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

Introduction of new laws or changes to existing laws by the PRC government may adversely affect our business.

The PRC legal system is a codified legal system made up of written laws, regulations, circulars, administrative directives and internal guidelines. Unlike common law jurisdictions like the U.S., decided cases (which may be taken as reference) do not form part of the legal structure of the PRC and thus have no binding effect. Furthermore, in line with its transformation from a centrally-planned economy to a more free market-oriented economy, the PRC government is still in the process of developing a comprehensive set of laws and regulations. As the legal system in the PRC is still evolving, laws and regulations or the interpretation of the same may be subject to further changes. For example, the PRC government may impose restrictions on the amount of tariff that may be payable by municipal governments to waste water treatment service providers like us. Also, more stringent environmental regulations may also affect our ability to comply with, or our costs to comply with, such regulations. Such changes, if implemented, may adversely affect our business operations and may reduce our profitability.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company. All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The industrial waste treatment industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our services. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our services and the recycled materials we sell and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our services and recycled products.

Our PRC subsidiaries are subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than our investments in our subsidiaries in China. As a result of our holding company structure, we rely primarily on dividend payments from our subsidiaries. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 11.8% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents, have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our stockholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident stockholders to liability under PRC law.

Recent regulations promulgated by the PRC State Administration of Foreign Exchange, or SAFE, regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face. The failure by our stockholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident stockholders to liability under PRC law.

In 2005, SAFE promulgated regulations in the form of public notices, which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals, known as “SPC,” intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of the Company’s revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our facilities or offices that would adversely disrupt our operations.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because our principal assets are located outside of the United States and all of our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and directors or to enforce a judgment of a United States court against us or our officers and directors in the PRC.

All of our directors and officers reside outside of the United States. In addition, our operating subsidiary is located in the PRC and substantially all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Because all of our revenues are in the form of RMB, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

A slowdown in the Chinese economy or an increase in its inflation rate may adversely impact our revenues.

The Chinese economy has grown at an approximately 9% rate for more than 25 years, making it one of the fastest growing major economy in recorded history. In 2007, China’s economy grew by 11.4%, the fastest pace in 11 years. While China’s economy has grown, inflation has also recently become a major issue of concern. In March 2007, China’s central bank, the People’s Bank of China, announced that the bank reserve ratio would rise half a percentage point to 15.5% in an effort to reduce inflation soon after Premier Wen Jiabao highlighted inflation as a major concern for the government. China’s consumer price index growth rate reached 8.7% year over year in 2008.

We cannot assure you that growth of the Chinese economy will be steady, that inflation will be controllable or that any slowdown in the economy or uncontrolled inflation will not have a negative effect on our business. Several years ago, the Chinese economy experienced deflation, which may recur in the future. More recently, the Chinese government announced its intention to continuously use macroeconomic tools and regulations to slow the rate of growth of the Chinese economy, the results of which are difficult to predict.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Risks Related to Our Common Stock

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers, directors and affiliates beneficially own approximately 69% of our outstanding common stock of CIWT. Dong Jinqing, our Chairman, President and Chief Executive Officer, beneficially owns 9,847,900 shares (approximately 65%) of our outstanding common stock. As a result, Mr. Dong is and will continue to be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporation transactions including business combinations. Mr. Dong’s interests may differ from other stockholders. Additional information relating to the beneficial ownership of our securities is contained elsewhere in this report under “Security Ownership of Certain Beneficial Owners and Management.”

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. While we have adopted a Code of Business Conduct and Ethics, we have not yet adopted corporate governance measures such as an audit or other independent committees of our Board of Directors.

We have entered into agreements with investors in our private offering that require us to establish a board of directors consisting of a majority of independent directors; however, we have not yet done so. If we expand our board membership in future periods to include independent directors, we may seek to establish an audit and other committees of our Board of Directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages are made by our current executive officers in their capacities as members of the Board of Directors, as is the determination of the persons who will serve as management’s slate of director nominees. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We have material weaknesses in our disclosure controls and procedures and internal control over financial reporting which have lead to a restatement of certain of our financial statements; there is a possibility that our financial statements will contain errors in future periods.

Upon completion of an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as well as management's assessment of the effectiveness of our internal control over financial reporting at December 31, 2007, as required by Section 404 of the Sarbanes-Oxley Act of 2002, our management concluded that our internal control over financial reporting was not completely effective. As a result, our financial statements for the year ended December 31, 2006 and the quarter ended March 31, 2007 contained errors that required us to restate those financial statements.

The material weakness that we identified is that we had an insufficient familiarity with generally accepted accounting principles in the United States causing us to improperly (a) account for landfill-related asset retirement obligations and consolidation of the results of operations of a subsidiary company, as a result of which we restated our financial statements as of December 31, 2006 and for the year then ended, and as of March 31, 2007 and for the quarter then ended and, (b) record and reconcile various financial statement entries including accounts receivable balances (including allowance for doubtful accounts), other current assets, construction in progress amounts, customer deposits, deferred revenues depreciation and amortization expenses, certain operating expenses and taxes payable, income and interest expense, a loss on investment, related party transactions; and subsidizing amounts; resulting in numerous audit adjustments. While we have sought to rectify our material weakness by broadening our understanding of United States generally accepted accounting principles and by engaging consultants with a sufficient familiarity with these principles that we will correctly account for assets and properly record various financial entries in the future. However, due to the nature of the material weaknesses in our internal control over financial reporting, there is the possibility that material misstatements of our annual or interim financial statements could occur in the future.

To the extent that our stock trades below $5.00 per share, our stock may be considered a "penny stock" which can adversely affect its liquidity.

Our common stock has from time-to-time traded at less than $5.00 per share, and, therefore, may be considered a "penny stock" under Securities and Exchange Commission rules. Trading in “penny stocks” is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

Securities and Exchange Commission regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

If the selling security holders all elect to sell their shares of our common stock at the same time, the market price of our shares may decrease.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

The exercise of outstanding warrants will be dilutive to our existing stockholders.

At March 9, 2009 we had 15,262,035 shares of our common stock issued and outstanding and have reserved 2,629,431 shares for issuance upon the exercise of outstanding warrants to purchase common stock. The exercise of the warrants may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

Our outstanding warrants contain cashless exercise provisions as a result of which we will not receive any cash proceeds upon their exercise.

Our outstanding common stock purchase warrants permit the holders to exercise their warrants by means of a cashless exercise. At any time after the required effective date of the registration statement the warrants are exercisable on a cashless basis if on the exercise date the shares of common stock issuable upon the exercise of the warrants are not covered by an effective registration statement. This means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised. The utilization of this cashless exercise feature will deprive us of additional capital which might otherwise be obtained if the warrants did not contain a cashless feature.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to our Company and stockholders to the maximum extent permitted under Delaware corporate law. Our By-laws also require us to indemnify our directors to the maximum extent permitted by Delaware corporate law. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain such words as "may," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and our future financial results. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, our actual performance may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein): the timing and magnitude of technological advances; the prospects for future acquisitions; the effects of political, economic and social uncertainties regarding the governmental, economic and political circumstances in the People’s Republic of China, the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their waste management requirements; the competition in the waste management industry and the impact of such competition on pricing, revenues and margins; uncertainties surrounding budget reductions or changes in funding priorities of existing government programs and the cost of attracting and retaining highly skilled personnel; our projected sales, profitability, and cash flows; our growth strategies; anticipated trends in our industries; our future financing plans; and our anticipated needs for working capital.

Forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. The Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for similar statements by certain companies, does not apply to us because our stock is a “penny stock,” as defined under federal securities laws.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Equity and Related Stockholder Matters.

The Company's common stock is currently quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the trading symbol “CIWT.”

On March 20, 2009, the closing price for the common stock of the Company was $1.11 per share. The following table sets forth the high and low prices of the Company’s common stock, as reported by the OTCBB for each quarter since the quarter ended March 31, 2007. All information has been adjusted to reflect a 1 for 100 share reverse stock split which occurred on May 12, 2006. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

Quarter Ended	High Bid	Low Bid

March 31, 2007	$9.00	$1.50
June 30, 2007	$2.95	$1.48
September 30, 2007	$4.00	$1.95
December 31, 2007	$4.50	$2.15
March 31, 2008	$3.05	$1.30
June 30, 2008	$6.50	$1.70
September 30, 2008	$5.00	$3.00
December 31, 2008	$3.45	$1.30

As of March 9, 2009, there were 15,262,035 shares of our common stock issued and outstanding, and there were approximately 238 holders of record of our outstanding shares.

Dividend Policy

The payment of dividends, if any, is to be within the discretion of the Company’s Board of Directors and will be contingent upon the Company’s revenues and earnings, capital requirements, financial condition and the ability of Dongtai to obtain approval to transfer funds out of the PRC. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the near future.

As stipulated by the Company Law of the PRC as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

•	Making up cumulative prior years’ losses, if any;
•
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

•
Allocations of 5 -10% of income after tax, as determined under PRC accounting rules and regulations to the Company’s “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

•	Allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

Additionally, the PRC’s national currency, the Yuan, is not a freely convertible currency. Effective January 1, 1994, the PRC foreign exchange system underwent fundamental changes. This reform was stated to be in line with the PRC’s commitment to establish a socialist market economy and to lay the foundation for making the Yuan convertible in the future. The currency reform is designed to turn the dual exchange rate system into a unified and managed floating exchange rate system.

China Foreign Exchange Trading Centre was formed in April 1994 to provide an interbank foreign exchange trading market whose main function is to facilitate the matching of long and short term foreign exchange positions of the state-designated banks, and to provide clearing and settlement services. The People’s Bank of China publishes the state managed exchange rate daily based on the daily average rate from the previous day’s inter-bank trading market, after considering fluctuations in the international foreign exchange markets. Based on these floating exchange rates, the state-designated banks list their own exchange rates within permitted margins, and purchase or sell foreign exchange with their customers.

The State Administration of Foreign Exchange of the PRC (“SAFE”) administers foreign exchange dealings and requires that they be transacted through designated financial institutions. All Foreign Investment Enterprises (“FIEs”) may buy and sell foreign currency from designated financial institutions in connection with current account transactions, including, but not limited to, profit repatriation. With respect to foreign exchange needed for capital account transactions, such as equity investments, all enterprises in the PRC (including FIEs) are required to seek approval of the SAFE to exchange Yuan into foreign currency. When applying for approval, such enterprises will be subject to review by the SAFE as to the source and nature of the Yuan funds.

There can be no assurance that the Yuan relative to other currencies will not be volatile or that there will be no devaluation of the RMB Yuan against other foreign currencies, including the U.S. dollar.

Penny Stock Regulations

The Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. The Company’s common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell the Company’s common stock and may affect the ability of investors to sell their Common Stock in the secondary market.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares of common stock by the selling security holders. Any proceeds that we receive from the exercise of outstanding warrants, if exercised on a cash basis, will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised on a cash basis, if at all.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

Historically, we engaged in two lines of business which included the exploration and development of potential mining properties, and the development, marketing and support of computer software products and services. In September 2004, we sold our computer business. Since September 2005, we have no longer been in the mining business due to the loss of all of our contractual rights in certain mining properties in Spain.

In November 2005, a Delaware corporation known as China Industrial Waste Management, Inc. (“CIWM Delaware”) acquired 90% of the issued and outstanding capital stock of Dalian Dongtai Industrial Waste Treatment Co., Ltd. (“Dongtai”) from the stockholders of Dongtai in a reverse merger transaction in which the Dongtai stockholders became the owner of all of the issued and outstanding shares of CIWM Delaware. As a result of the reverse merger, Dongtai became a joint venture with foreign investment under the laws of the PRC, with a total registered and paid-in capital of $2.3 million. The exchange of shares with the Dongtai stockholders was accounted for as a reorganization between entities under common control with CIWM Delaware as the receiving entity, as prescribed by SFAS 141. The accounts of both entities were combined at their historical cost basis, resulting in no gain, loss, or goodwill. The combination was essentially a recapitalization of Dongtai.

On November 11, 2005, China Industrial Waste Management, Inc., a Nevada corporation (f/k/a Goldtech Mining Corporation) (“CIWM Nevada”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CIWM Delaware and the stockholders of CIWM Delaware. Pursuant to the Merger Agreement, which closed on November 11, 2005, CIWM Delaware merged with and into CIWM Nevada’s wholly-owned Delaware subsidiary, DonTech. Pursuant to the Merger Agreement, after the merger, CIWM Delaware ceased to exist and DonTech was the surviving company (and the owner of 90% of the issued and outstanding capital stock of Dongtai). The merger of CIWM Delaware into DonTech was accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of CIWM Delaware obtained control of CIWM Nevada (our company) by virtue of the merger. Accordingly, the merger was recorded as a recapitalization of CIWM Delaware, with DonTech being treated as the continuing entity. CIWM Nevada (our company) currently owns all of the issued and outstanding capital stock of DonTech, which in turn, owns 90% of the issued and outstanding capital stock of Dongtai.

Dongtai is engaged in the collection, treatment, disposal and recycling of industrial wastes principally in Dalian, China and surrounding areas in Liaoning Province, China.  Dongtai provides waste disposal solutions to its more than 400 customers, including large multinational corporations, from facilities located in the Economic and Technology Development Zone, Dalian, PRC. Dongtai treats, disposes of and/or recycles many types of industrial wastes, and recycled waste products are sold to customers as raw material to produce chemical and metallurgy products.  In addition, Dongtai treats or disposes of industrial waste through incineration, burial or water treatment; as well as provides a range of environmental protection services to its clients.  Dongtai generates revenues from waste collection and disposal services, as well as from sales of valuable products and recycled commodities.

In addition to its waste collection and disposal operations, Dongtai participates in the operation of the following waste disposal and environmental protection projects, which are expected to contribute to revenues in future periods:

•
Dongtai Water Recycling Co. Ltd (“Dongtai Water”), a Build-Operate-Transfer (BOT) project established to process polluted water generated by the City of Dalian.  Dongtai owns 80% of this project. The total investment in this project is approximately RMB 44 million (approximately $6 million). Construction of the sewage plant has been completed, and the project is currently under operation.

•
Dongtai Organic Waste Treatment Co. Ltd. (“Dongtai Organic”), which is also a BOT project, engaged in municipal sludge treatment in Dalian.  Dongtai owns a 49% interest in Dongtai Organic, which is expected to operate for the next 20 years and provide a municipal sludge treatment capacity of 600 tons per day. The total investment in the project, which is in the installation stage, is approximately RMB 130 million (approximately $17.8 million).

•
Dalian Zhuorui Resource Recycling Co., Ltd. (“Zhuorui”), which is 70% owned by Dongtai, engages in plasma arc melting, separation and purification of waste catalysts, treatment of industrial wastes and comprehensive utilization of waste catalysts or similar material. RMB 65 million (approximately $8.9 million). The project is now in the facility testing stage.

•
Dalian Lipp Environmental Energy Engineering & Technology Co., Ltd. (“Dalian Lipp”), is a PRC joint venture owned 75% by Dongtai. Dalian Lipp designs, manufactures and installs environmental protection equipment and renewable energy equipment and provides related technical services. The project is based on the Lipp tank building technique, and is dedicated to generating energy by organic waste anaerobic fermentation, and industrial effluent treatment and municipal sewage plant.

Our revenues generated in the first three quarters of 2008 were primarily attributable to fees from waste treatment and disposal services. We expect to experience continued increases in waste treatment and disposal services in fiscal 2008 in large part due to continued growth in Dalian and Liaoning Province and increasing market opportunities created by government environmental regulation.

In order to provide sufficient infrastructure to meet the increasing demand for waste treatment and disposal, an expansion project is now underway to significantly increase Dongtai’s capacity for waste treatment and disposal. It is anticipated that the total investment in this expansion project will be approximately RMB 120 million (approximately USD$16.4 million). Groundbreaking, incinerator design and other facilities design for the expansion project, incinerator workshop construction have been completed, and an environmental impact assessment report has been submitted to and approved by the Ministry of Environmental Protection of China.

Our business strategy is aimed at increasing revenue and earnings through profitable growth and improving returns on invested capital. The components of our strategy include:

•	placing emphasis on the commercialization of solid waste treatment;
•	our expansion into municipal sewage and sludge treatment BOT projects;

•	managing our businesses locally with a strong operations focus on customer service;
•	entering into new geographic markets in China; and
•	maintaining our financial capacity and effective administrative systems and controls to support on-going operations and future growth.

We are evaluating growth in our solid waste treatment operations through opportunities to cooperate with prominent domestic or overseas partners and attempt to integrate customer groups (for example, the refinery industry), to realize resource optimization.

We also plan to seek new BOT projects and acquire interests in existing projects, as we believe they can provide us with stable revenues and cash inflows. Furthermore, we believe that a well-operated BOT project will gain attention and social recognition from the local government and business community, which may, in turn, provide additional business opportunities in the Dalian metropolitan area.

Critical Accounting Policies

We have disclosed in Note 3 to our financial statements those accounting policies that we consider to be significant in determining our results of operations and our financial position which are incorporated by reference herein.

The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. We evaluate our estimates, including those related to bad debts, inventories and warranty obligations, on an ongoing basis. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. The actual results may differ from these estimates under different assumptions or conditions.

The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Revenue Recognition

Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of our company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred sales.

Property, Plant and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are required or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.

Bad Debts

We maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary from COD through a credit term of up to nine to twelve months. Reserves are recorded primarily on a specific identification basis.

Results of Operations

Three months and nine months ended September 30, 2008 compared to the three months and nine months ended September 30, 2007

We generate revenue primarily from two sources:

•           Services provided to customers for waste collection, transfer, recycling and disposal; and
•           Sale of recycled materials.

We consider our collection and disposal operations, and reclamation of recycled materials as our core business.

Revenues

Our operating revenues for the three and nine months ended September 30, 2008 were $3,195,121and $9,906,260, respectively, compared with $2,324,583 and $6,471,818 for the three and nine months ended September 30, 2007, respectively.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Service fees	$1,656,080	$1,227,503	$5,430,145	$2,855,733
Sales of cupric sulfate	423,891	334,728	1,804,481	1,382,499
Sales of other recycled commodities	1,115,150	762,352	2,671,634	2,233,586
Total	$3,195,121	$2,324,583	$9,906,260	$6,471,818

Total Revenues increased by $3,434,442 or 53 % for the nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007.  Revenues for the three months ended September 30, 2008 increased by $870,538 or 37 % over the comparable period in 2007. The increases in revenues during the three and nine months ended September 30, 2008 over the comparable periods in 2007 resulted from an increase in the number of our customers for waste processing services, an increased demand for our services from existing customers and broadened sales network for our recycled commodities.

Cost of Revenues

Our cost of revenues for the three and nine months ended September 30, 2008 were $1,330,605 and $3,350,100, compared with $755,659 and $2,119,104 for the three and nine months ended September 30, 2007, respectively.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Cost of service fees	$478,550	$391,652	$1,165,466	$862,352
Cost of cupric sulfate	212,132	94,975	737,235	388,016
Cost of other recycled commodities	639,923	269,032	1,447,399	868,736

Total	$1,330,605	$755,659	$3,350,100	$2,119,104

The cost of revenue for the nine months ended September 30, 2008 increased by $1,230,996 or 58% compared to the nine months ended September 30, 2007 in response to the increase in revenue and the sharp increase of cost of raw materials.

Selling Expenses

Total selling expenses for the three months ended September 30, 2008 decreased by 24 % over such expenses for the three months ended September 30, 2007 and decreased by 18% for the nine months ended September 30, 2008 compared with the same period in 2007. The decreases in selling expenses were principally attributable to improved control over cost and expenses.

General and Administrative Expenses

In comparison with the same period in 2007, the general and administrative expenses for the nine months ended September 30, 2008 increased by 13%, principally as a result of expanded business and the addition of oversea expenses related to the recent financing.

Net Income

Net income for the three months ended September 30, 2008 increased by $19,596 or 2.4 % to $832,712 from $813,116 for the three months ended September 30, 2007. Net income for the nine months ended September 30 2008 increased by $1,388,101 or 63.7% to $3,568,121 from $2,180,020 for the nine months ended September 30, 2007. This increase is primarily attributable to the increase in both service fees and sales of recycled commodities (including sales of cupric sulfate), which is generated from our widened customer base and to the tightened control over cost and expenses.

Year ended December 31, 2007 as compared to the year ended December 31, 2006

Revenues

Total revenue for the year ended December 31, 2007, was $9,539,507, an increase of $3,156,274 or 49.45% from $6,383,233 for the same period in 2006. The increase in revenue is attributable to a broadened customer base and increased demand from existing customers.

	Years Ended December 31,
	2007	2006

Service fees	$5,004,926	$3,252,725
Sales of cupric sulfate	1,817,861	1,193,369
Sales of other recycled commodities	2,716,720	1,937,139
Total	$9,539,507	$6,383,233

Service fee revenue for the year ended December 31, 2007 was $5,004,926 which was 52.47% of total revenue for this year and an increase of $1,752,201 or 53.87% over the $3,252,725 in service fee revenue we generated in the year ended December 31, 2006. Service fee accounted for 50.96% of our total revenue for the year ended December 31, 2006.

Sales of recycled products (including cupric sulfate and other recycled commodities) were $4,534,581 or 47.53% of total revenue for the year ended December 31, 2007. Sales of recycled products in 2007 increased by $1,404,073 or 44.85% over the year ended December 31, 2006. Sales of cupric sulfate increased by $624,492 or 52.33% from $1,193,369 in the year ended December 31, 2006 to $1,817,861 in the year ended December 31, 2007. This is attributable to an increase of 208.375 tons in the sales amount of cupric sulfate as well as the increased unit price. Sales of recycled products for the year ended December 31, 2007, was $2,716,720, an increase of $779,581 or 40.24% from $1,937,139 in the year ended December 31, 2006 as the revenues generated from sales of silicon steel sheet, waste iron, waste oil, scrap iron and waste drums increased. However, compared with last year, revenue from sales of aluminum and plastic decreased.

Cost of Revenues

Costs of revenues primarily include labor expenses (salaries, benefits, insurance and other benefits), depreciation, materials, transportation costs, rent, repair costs and other sundry expenses. Costs of revenue increased $954,264 or 52.36% from $1,822,657 for the year ended December 31, 2006 to $2,776,921 for the year ended December 31, 2007.

	Years Ended December 31,
	2007	2006

Cost of service fees	$1,251,049	$763,940
Cost of cupric sulfate	537,563	310,585
Cost of other recycled commodities	988,309	748,132
Total	$2,776,921	$1,822,657

Costs related to providing services increased by $487,109 or 63.76% from $763,940 for the year ended December 31, 2006 to $1,251,049 for the year ended December 31, 2007. Costs related to producing recycled waste products (including cupric sulfate and other recycled commodities) increased by $467,155 or 44.12% from $1,058,717 for the year ended December 31, 2006 to $1,525,872 for the year ended December 31, 2007.

Operating Expenses

Total operating expenses for the fiscal year ended December 31, 2007 were $3,602,828 which represents an increase of $1,394,478 or 63.15% from $2,208,350 for the same period ended December 31, 2006. The main cause for the increase is that in October 2007, we settled certain legal proceedings in consideration for the payment to the plaintiff of cash and shares of our common stock. While the cash and shares were delivered by a third party, in accordance with US GAAP, the consideration for the settlement was accounted for as expenses, amounting to $860,460.

Furthermore, the increase in operation expenses is attributable to our business expansion in 2007 as we need more employees and an increase in salary for all staff as a whole. Simultaneously, we also experienced an increase in labor cost and depreciation. Also, as a natural consequence of intensified business presence in other areas, the expenses incurred in transportation increased accordingly.

Reimbursed legal costs

As disclosed in our current report on Form 8-K filed on October 15, 2007, the consideration for the settlement of legal proceedings described under operating expenses was paid by a third party. The consideration, which was valued at $860,460, has been accounted for as reimbursed legal costs.

Revision to Earnings Guidance

We now anticipate our earnings for the year ending December 31, 2008 will be $4.5 million versus previously published guidance of $7.8 million. The revised guidance primarily results from a combination of:

•
operating delays encountered by Zhuorui Resource Recycling Co., Ltd., our indirect majority-owned subsidiary which intends to engage in the recycling of waste catalyst to generate valuable metals and slag used in cement,

•	temporary disruptions in the operations of some of our customers caused by the Olympic Games recently held in the PRC, and
•
the recent worldwide economic downturn and the significant decreases in the prices of recycled commodities, in light of which we have determined to maintain an inventory of recycled commodities rather than sell them at currently deflated prices.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. As of September 30, 2008, we had working capital of $4,371,631, compared to $2,345,626 as of December 31, 2007. As of December 31, 2007 our working capital was approximately $2.35 million as compared to approximately $6.43 million as of December 31, 2006.

On an on-going basis, we take steps to identify and plan our needs for liquidity and capital resources, to fund our planned ongoing construction and day to day business operations. In addition to working capital to support our routine activities, we will also require funds for the:

•           construction and upgrading of crucial facilities;
•           acquisition of assets and/or equity ; and
•           repayment of debt.

We have financed our operations and met capital expenditure requirements primarily through cash provided by operating activities, and bank loans.  As of September 30, 2008, our cash and cash equivalents increased $2,072,627 or 64 % from $3,260,307 to $5,332,934 compared with that of December 31, 2007.  This is attributable to increase in net cash provided by the recent financing activities, and proceeds from bank loans.  Short-term loan for the nine months ended September 30, 2008 was $3,355,166 compared to $1,369,000 at December 31, 2007 due to additional bank borrowings to accelerate business expansion.

The following table provides certain selected balance sheet comparisons between the years ended December 31, 2007 and December 31, 2006.

(in 000’s, except %)	December 31,		Increase/(Decrease)	Percent
	2007	2006

Working Capital	$2,345	$6,434	$(4,089)	64%
Cash	3,260	6,479	(3,219)	50%
Accounts receivable, net	594	151	443	293%
Inventory	1,332	602	730	121%
Advances to suppliers	390	374	16	41%
Other assets	66	154	(88)	Nm
Total current assets	5,642	7,760	(2,118)	27%
Investment	2,790	2,633	156	5.94%
Property, Plat and Equipment	2,681	2,642	39	1.47%
Total assets	$32,096	20,530	11,567	56.3%

Loans – short term	$1,369	—	$1,369	Nm
Accounts payable and accrued expenses	280	92	187	203%
Other payables	343	284	59	21%
Deferred sales	667	456	212	47%
Other current liabilities	638	494	142	29%
Total current liabilities	3,297	1,326	1,971	149%
Asset retirement obligation liability	438	382	56	15%
Other long-term liabilities	621	—	621	Nm
Total liabilities	$4,356	$1,708	$2,748	171%

Nm = Not meaningful

All our cash reserves, approximately $3.26 million as of December 31, 2007, are in the form of RMB held in bank accounts at financial institutions located in the PRC. The value of cash on deposit in China at December 31, 2007 has been translated based on the exchange rate as of December 31, 2007. In 1996, the Chinese government introduced regulations which relaxed restrictions on the conversion of the RMB; however restrictions still remain, including but not limited to restrictions on foreign invested entities. Foreign invested entities may only buy, sell or remit foreign currencies after providing valid commercial documents at only those banks authorized to conduct foreign exchanges. Furthermore, the conversion of RMB for capital account items, including direct investments and loans, is subject to PRC government approval. Chinese entities are required to establish and maintain separate foreign exchange accounts for capital account items. We cannot be certain Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions. Accordingly, cash on deposit in banks in the PRC is not readily deployable by us for purposes outside of China.

Our working capital decreased approximately $4.09 million to $2.35 million as of December 31, 2007 from $6.43 million as of December 31, 2006. This decrease in working capital is primarily attributable to decrease of approximately $3.22 million in cash and cash equivalents, accounts receivable (approximately $0.19 million) and deferred sales (approximately $0.21million). The decease of cash was caused by increasing expenditures on ongoing construction.

Our current assets as of December 31, 2007 decreased $2.12 million, or approximately 27%, from December 31, 2006 and reflects decreases in current asset items including cash and cash equivalents and other assets. Our current liabilities increased by approximately $1.97 million, or approximately 149%, as of December 31, 2007 from December 31, 2006; this reflects increases in loans, accounts payable, deferred sales, and other payables.

Our accounts receivables, net of allowances for doubtful accounts, increased approximately $4.43 million as of December 31, 2007 as compared to the previous year. This increase is directly attributed to the increase in sales from treatment services rendered.

Inventories increased approximately 121% as of December 31, 2007 from the prior year. This resulted from an increase in recycled products and raw materials.

Short-term loans were acquired for the first time in recent three years to fund day to day operations resulting from the expenditure of significant amounts of working capital related to various construction projects.

Accounts payable increased significantly, by 203% in 2007, as a direct result of the overall significant increase in purchases and related operational activities.

On a continuous basis, we emphasize on the management and forecast of our liquidity and various capital resources, to fund our planned ongoing construction and day to day business operations. On top of the cash needs for working capitals fueling our routine activities, we also brace for the capital requirements for: the construction and upgrading of crucial facilities; acquisitions of assets and equities; repaying the loans, all of which are set to strengthen our position in the industry in the long run.

We anticipate that our various projects will require us to invest an aggregate of approximately RMB 42 million (approximately $5.8 million). We will fund this investment through a combination of internally generated funds, bank loans and sales of our securities. We currently have no commitments from banks, investors or any other source of financing for these projects. While we anticipate that we will be able to secure necessary funding as and when needed, there is no assurance that such will be the case. If we are unable to secure funding as and when needed, our projects may be delayed which may, in turn, cause delays in generating revenues from the affected projects, and may reduce our profitability.

We intend to use our available funds as working capital and to expand and develop our current lines of business. We believe that our available funds will provide us with sufficient capital for at least the next twelve months; however, to the extent that we make acquisitions, we may require additional capital for the acquisition or to support the operations of the combined companies. We cannot provide any assurance that any required funding will be available on terms favorable to us.

Cash Flow

	September 30, 2008	September 30, 2007
Net cash provided by operating activities	$1,978,398	$2,256,435
Net cash used in investing activities	$(6,743,680)	$(7,983,054)
Net cash provided by financing activities	$5,889,479	$396,246

	Year Ended December 31,
	2007	2006

Net cash provided by operating activities	$4,619,605	$3,436,471
Net cash used in investing activities	$(9,430,109)	$(76,134)
Cash flows from financing activities	$1,315,097	—

Operating activities

Net cash provided by operating activities totaled $1,978,398 for the nine months ended September 30, 2008, compared to cash provided by operations of $2,256,435 for the nine months ended September 30, 2007; an decrease of $278,037 or 12 % over the same period in the previous year.

Net cash provided by operating activities in the year ended December 31, 2007 increased by $1,183,134 or 34.4% over the net cash provided by operating activities for the year ended December 31, 2006. The primary reasons for the increase in 2007 are a $596,528 increase in subsidy received from the government and a $138,657 decrease in accounts payable and other payables. The subsidy, amounting to $596,528 was received by Dongtai’s controlled subsidiary, Zhuorui, in February 2007 from local government agencies, in order to support the construction of the facilities dealing with waste catalysts.

Investing activities

Net cash used in investing activities for the nine months ended September 30, 2008 decreased by $1,239,374 or 15.5% compared to the same period in 2007. This is attributable to the decrease of spending in long term investment.

Net cash used in investing activities for the year ended December 31, 2007 increased by $9,353,975 in the year ended December 31, 2007 as compared to the same period in 2006.

In 2007, as a result of Dongtai Water and Zhuorui’s construction activities and Dongtai’s upgrades of existing facilities and the purchase of property and equipment, cash outflows increased by $5,990,337 in the year ended December 31, 2007 as compared to the year ended December 31, 2006; the increase by $2,643,351in the investment in Dongtai Organic also contribute to the cash used in investing activities.

The balance due from related party increased, due to the retroactive restatement of Dongtai Water and Zhuorui, by $116,179, combined with a $434,573 decrease of due to related party balance, contributed to the decrease in cash outflow in the year as of December 31, 2007.

Financing activities

Net cash provided by financing activities for the nine months ended September 30, 2008 increased by $5,493,233 compared to the same period in 2007, due to short term borrowing and proceeds from the private placement.

Net cash provided by financing activities for the year ended December 31, 2007 increased by $1,315,097 in the year ended December 31, 2007 as compared to the same period in 2006, which resulted from a $1,315,097 increase in proceeds from loans.

Off Balance Sheet Arrangements

Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

•	Any obligation under certain guarantee contracts;
•	Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;
•
Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in stockholder’s equity in our statement of financial position; and

•
Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

As of September 30, 2008, the Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

OUR BUSINESS

Overview

China Industrial Waste Management, Inc., through its 90%-owned subsidiary Dalian Dongtai Industrial Waste Treatment Co., Ltd. (“Dongtai”) and other indirect subsidiaries, is engaged in the collection, treatment, disposal and recycling of industrial wastes principally in Dalian, China and surrounding areas in Liaoning Province, China. The Company provides waste disposal solutions to its more than 400 customers from facilities located in the Economic and Technology Development Zone, Dalian, PRC. Dongtai treats, disposes of and/or recycles many types of industrial wastes, and recycled waste products are used by customers as raw material to produce chemical and metallurgy products. In addition, Dongtai and its subsidiaries treat or dispose of industrial waste through incineration, burial or water treatment; as well as provide the following to its clients:

•	environmental protection services,
•	technology consultation,
•	pollution treatment services,
•	waste management design processing services,
•	waste disposal solutions,
•	waste transportation services,
•	onsite waste management services, and
•	environmental pollution remediation services.

Industry Background and Market Opportunities

Rapid economic growth has resulted in China becoming the fourth largest economy in the world, and it is expected that the GDP of China will surpass that of Germany in the near future. However, in the face of this economic surge, it is believed that economic losses attributable to environmental pollution are causing a 10% offset to GDP growth in China.

The PRC state environmental protection administration (“SEPA”) observes that China suffers from significant environmental issues including:

•	A fragile ecological environment,
•	Inadequate laws and regulations on preserving ecological environment,
•	Inadequate investment on preserving ecological environment, and
•	Inadequate technological and information support for preserving ecological environment.

SEPA has indicated that it will take measures to strengthen ecological environmental protection in the PRC. According to SEPA, the worldwide environmental protection investment is approximately $600 billion, but the investment in China approximates only $24 billion, or approximately only 4% of the global investment. As a result, China has fallen behind in the development of its environmental protection industry.

In the Eleventh Five-year Plan, the PRC government has established the following three primary environmental protection goals:

•	Reduce total pollutants by 10%;
•	Decrease energy cost per unit of GDP by 20%; and
•	Decrease water cost per unit of industrial value added by 30%.

Assuming that these objectives are fulfilled, we estimate that the GDP of the environmental protection industry of China would double. In addition the central government has, for the first time, included an environmental protection index in its performance inspection system for local government. It is estimated that the environmental protection industry in China increases by 25% per year, and management believes that an environmental protection industry system is taking shape in China, and the industry has become a significant part of the state economy. By rough estimate, the industry will experience a 15%-20% compound rate increase during the Eleventh Five-year Plan, and the total GDP will reach RMB 880 billion (USD$12 billion) by the year 2010.

In the significant environmental and ecological protection market known as the “huge green cake,” it is anticipated that major roles will be undertaken by companies engaged in water treatment, air pollution control, and solid waste treatment and disposal. Dongtai also plans to expand operations into the water resource and recovery through its acquisition of operating subsidiaries. At present, the environmental protection industry in China is still early in its development; and centralized treatment and disposal facilities have been established in only a small number of coastal cities, such as Shenzhen, Shanghai, Hangzhou, Shenyang, Tianjin and Dalian. Therefore, management believes that the Company is well-positioned to perform a pivotal role in the implementation of the PRC’s Eleventh Five-year Plan.

Sources and Components of Revenues

Dongtai is licensed to conduct its industrial waste collection and disposal business by SEPA, which is an agency equivalent to the Environmental Protection Agency in the United States. Companies without this license are not permitted to conduct business related to industrial waste disposal and collection. The grant of the license is based upon the professional qualifications of the applicant’s staff and an evaluation of its management processes. Dongtai is licensed to dispose of hazardous waste by the province of Liaoning.

Our income is comprised of two components, i.e., solid waste treatment and disposal service fees and sales of valuable waste material and regenerated products. The following chart depicts these revenue producing components:

The following chart illustrates the constituents of fees as relates to 2007 solid waste treatment fees:

Our core 10 customers include Cannon Office Machine (Dalian), Toshiba (Dalian), Capstone Building Material (Dalian) and Konica (Dalian). Core customers and major customers account for 20% of all customers and 89% of total treatment fees, whereas 80% of all customers only contribute 11% to our revenues generated from waste treatment fees.

When an expanded centralized facility for waste treatment and disposal that has been approved by National Development and Reform Commission is completed, Dongtai’s capacity for waste treatment and recovery will be significantly improved. Management believes that as new companies with strong international reputations relocate to Dalian, Dongtai will be provided with the unique opportunity to participate in the environmental development of this growing region of China. We anticipate that the comprehensive growth rate with regard to waste treatment, sales of waste recovery and valuable material will exceed 25% in the next five years.

Business Activities

Solid waste collection and treatment

Dongtai collects solid waste from customers, and charges processing fees based upon the weight of the collected waste. Dongtai’s services include incineration, landfill, water treatment, transportation, packaging, analysis, storage, labor, depreciation of facilities, maintenance, chemicals, energy, management and taxes.

Sales of recovered products

Recovered products contain copper sulfate and organic solvent. The production and sales of alloy are performed by our subsidiary, Dalian Zhuorui Resource Recycling Company. Dongtai processes the recovered products and converts them into copper sulfate and organic solvents in a form that is desirable for use by companies engaged in chemical engineering, agriculture and mining. To date, demand for copper sulfate has exceeded the supply. The sales price for copper sulfate is affected by the supply of raw materials, product life span, product structure and production status. Organic solvent is generally used in chemical engineering and in the electronic industry. At present the resources are scattered and the volume is limited, but potential volume in the coming three years is expected to reach 3,000 tons per year.

Collection and sales of valuable material

Valuable material refers to material that can be reused after sorting or treatment, such as waste metal and waste plastic. This waste stream comes from general industrial waste. Dongtai sorts and treats the valuable material contained in industrial waste, and resells them based upon prevailing market prices. The following chart shows the valuable materials sold during fiscal 2007:

Category	Volume (tons)

Plastic	550

Waste oil	4,045

Waste iron	1,890

Valuable Metals	395

Waste Drum (size variable）	300,000 units

Other	2,430

Municipal waste water treatment

Inadequate investment has traditionally impeded the progress of environmental protection efforts in China. Over the long-term, the investment emphasis has been placed on industrial waste water treatment. However, more recently, the emphasis has been refocused to municipal waste water and solid waste pollution prevention. It is estimated that approximately $ 17 billion will be invested in building municipal waste water treatment facilities in order to realize the objectives of the Eleventh Five-year Plan.

Dongtai Water Recycling Co. Ltd (“Dongtai Water”) was incorporated in July 2006, when Dongtai acquired an 18% equity interest. On July 16, 2007 Dongtai purchased an additional 62% of the equity of Dongtai Water. Dongtai Water is a Build-Operate-Transfer (BOT) project, designed to process polluted water generated by the city of Dalian.

In a typical BOT project, the municipal governmental will invite candidates to bid on the project. The winner of the bid is generally the bidder which offers the best combination of price and construction and operating model for the project. The winning bidder then becomes eligible to contribute investment in construction of the BOT facility and to operate the facility for 20-25 years after construction. In connection with the project, the municipal government effectively guarantees revenues to the operator of the facility.

Organic waste treatment

Environmental protection has become a concern of both the public and the government in China. It is estimated that currently, the municipal sludge volume in Dalian is approximately 240 tons per day, and the volume will increase to 590 tons per day by the end of 2010. Dalian has no facility that can handle the current or expected volume of municipal sludge in the manner required by environmental standards. In order to address environmental issues triggered by municipal sludge, Dalian Government has approved the establishment of Dalian Dongtai Organic Waste Treatment Company (“Dongtai Organic”).

Dongtai Organic is the first sludge treatment plant designed and built in the mode of a BOT, with a projected term of operation of 20 years. The projected capacity of the plant is 28,000 cubic meters of methane per day, along with fermentation liquid and slag following processing. The project was commenced in April 2007; and commissioning is now scheduled to be completed in June of 2009. The plant is expected to become operational following performance testing and environmental protection evaluation. Based upon the anticipated sludge volume, the plant is expected to operate at full capacity by the end of 2010. As required by regulation, the government will supply raw material (municipal sludge), and pay processing fees to Dongtai Organic. Management believes that there is a significant market for municipal sludge and other organic waste treatment. We expect that Dongtai Organic will enhance technological capacity by introducing advanced technology and research to seize the opportunity. Dongtai owns a 49% interest in the Dongtai Organic BOT project.

Waste catalyst treatment and comprehensive reuse

Dalian Zhuorui Resource Recycling Co., Ltd. (“Zhuorui”) was incorporated in April 2006 and is engaged in plasma arc melting, separation and purification of waste catalysts, treatment of industrial wastes and comprehensive utilization of waste catalysts or similar material. In August 2007, Dongtai acquired 70% of the equity of Zhuorui from a related company controlled by Mr. Dong Jinqing, our CEO, for a purchase price of RMB 7 million (approximately US$958,300). We believe that the acquisition of Zhuorui will improve the Company’s capacity as well as its profitability in treating waste catalyst. Since oil imported from the Middle-East and Russia is of high sulfur content, a catalyst has to be used in the refining process to remove sulfur, nickel, vanadium and other impurities. Excess catalysts, containing approximately 20% oil, cobalt, molybdenum, nickel and vanadium, are considered hazardous waste which must be properly controlled, treated and disposed of. At the same time, these heavy metals are important industrial materials with high recovery value.

Dalian is the national strategic oil storage and refining base. There are two large scale oil refining companies in Dalian, i.e., West Pacific Petrochemical Company (with a 10 million ton capacity) and Dalian Petrochemical Corporation (with a 20 million ton capacity). The total amount of spent catalyst produced by the two companies is approximately 30 million tons. Additionally, other refining plants in northeast China are reconstructing their facilities to address high-sulfur content oil. Upon completion of the reconstruction projects, the annual generation volume of spent catalyst is expected to reach 80-100 million tons.

Design and installation of environmental protection equipment and renewable energy equipment

On October 18, 2007, Dongtai entered into a Contract for Joint Venture Using Foreign Investment with Roland Lipp, Karin Lipp-Mayer and Minghuan Shan to establish a joint venture limited liability company in the People’s Republic of China. The joint venture entity, to be known as Dalian Lipp Environmental Energy Engineering & Technology Co., Ltd. (“Dalian Lipp”), expects to conduct business in the Dalian Economic & Technical Development Zone. The business of the joint venture will be to design and install environmental protection equipment and renewable energy equipment and provide other technical support.

The agreement provides that the registered capital of Dalian Lipp will be $1,095,200, of which Dongtai is to contribute $821,400 in return for a 75% interest, and Roland Lipp, Karin Lipp-Mayer and Minghuan Shan are to contribute $109,520, $109,520 and $54,760, respectively. The in-kind contributions of the parties other than Dongtai have arrived in the PRC and are being evaluated for purposes of confirming their valuation. Dongtai has paid 15% of its contribution, with the balance to be paid within six months following receipt of a final business license covering Dalian Lipp. The initial members of the Board of Directors of the new company will be Dong Jinqing (Chairman), Roland Lipp (Vice-Chairman), Tang Lijun, Li Jun and Minghuan Shan.

The following table describes the capacity of the various facilities used by the Company, both currently and following completion of planned expansion:

Capacity*
Nature of Service	Type of Facility	Description	Existing	Post-Expansion
Solid waste treatment and disposal	Incinerator	Incineration Treatment	3,300 t/a	9,000 t/a
	Landfill	Disposal of Waste by Landfill	13,000 t	40,000 t
	Effulent Treatment System	Handling of Various Industrial Effluent	18,000 t/a	25,000 t/a
Resource recovery	Etchant Utilization System	Generation of Copper Sulfate from Etchant	2,000 t/a	——
	Waste Solvent Recovery System	Production of Industrial-Class Organic Solvent Products with Waste Solvent	1,000 t/a	3,000 t/a
	Valuable Metal Recovery System	Yielding of Valuable Alloy or Metal Oxide Products	5,000 t/a	10,000t/a
Collection and Sales of Valuable Material	Waste Sorting and Filtrating System	——	10,000 t/a	——
Municipal Sewage, Municipal Sludge Treatment	Sewage Treatment Plant Operation (BOT)	Municipal Sewage Treatment Plant Operation and Management	30,000 t/d	100,000 t/d
	Municipal Sludge Treatment Plant Operation (BOT Project)	Municipal Sludge Plant Operation and Management	400 t/d	600 t/d
Environmental Protection Equipment Manufacturing	Manufacturing and Sales of Lipp Tank	Sludge Fermentation-Tank and Auxiliary Equipment Manufacturing	——	——

*           Key: t = tons; t/d = tons per day; t/a = tons annually.

Waste Treatment Systems

Dongtai operates proprietary and non-proprietary systems for waste treatment, disposal and recycling, including:

•	Electric Garbage Dismantling System
•	Organic Solvent Distillation Recycling System
•	Fluorescent Tube Treatment System
•	Organic Macromolecular Waste Destructive Distillation Cracking System
•	Treatment System for Catalyst Containing Valuable Metals
•	Waste Etchant Liquor Treatment System
•	Comprehensive Treatment System for Industrial Waste Water
•	Incineration System for Solid Waste
•	Hazardous Waste Landfill
•	Ordinary Industrial Solid Waste Landfill

Electric Garbage Dismantling System

After classification and dismantlement of photocopier ink cartridges and electric components of certain household appliances, the system can recover metal and plastic with high value and limit the amount of unrecyclable residual waste. Dongtai can also recycle metals from household electric appliances, such as TV picture tubes and treat the hazardous residual components such as phosphor and Freon so that such residual waste is rendered innocuous. The system was built in 1997 and includes a large disintegrator, electronic scale, oven, vacuum cleaner, decorticator and large goods elevator.

Organic Solvent Distillation Recycling System

Dongtai established the organic solvent distillation recycling system in 1992. This system includes a raw material storage tank, rectifying tower, and flashing tower. The system is capable of treating organic solvents including triclene, acetone, ethyl acetate, isopropyl alcohol, propylene glycol monomethyl ether methyl alcohol, methylbenzene, and cyclohexanone.

Since 2003 this system has been listed and promoted as a "national key environmental project" by the State Environmental Protection Administration for three consecutive years. As a result of employing this system Dongtai is also listed as the technology supporting unit of the "National Technology Achievement Promotion Project". This system also won the second prize of Dalian Technology Innovations in December 2000.

Dongtai has established very strict procedures for the disposal or treatment of toxic and hazardous chemical waste. No environmental pollution accident has occurred since the establishment of Dongtai. Dongtai has established relationships with over 40 enterprises in dealing with their toxic chemical waste.

Fluorescent Tube Treatment System

Dongtai has developed a waste fluorescent tube treatment system. The system is able to safely dispose of fluorescent lighting tubes which contain harmful substances such as mercury. The system breaks the tubes under negative pressure, and absorbs and washes the harmful components such as mercury. The glass fragments and metal residue resulting from the treatment can then be recycled.

Organic Macromolecular Waste Destructive Distillation Cracking System

Canon Dalian Business Machines Co. Ltd is an enterprise established in Dalian by Canon (China) Co. Ltd. mainly to produce laser printer ink cartridges. The treatment of the residual powdered ink in used cartridges was problematic, so Dongtai developed for Canon a unique waste powdered ink destructive distillation pyrolysis treatment technique. This system can transform the waste powdered ink into fuel with a high calorific value. The residue can also be used to produce cement. The system was built in 1995 and is composed of destructive distillation cracking oven, heat exchange device and air storage tank. The system is able to treat photocopier and printer powdered ink, and organic macromolecular materials such as polystyrene, polypropylene resin, polycarbonate, rubber materials, and oil sludge.

Catalyst with Valuable Metals Treatment System

Petroleum refining enterprises produce a large amount of catalyst waste in production operations. The treatment system for catalysts containing valuable metals developed by Dongtai allows it to apply plasma technology to the comprehensive utilization and treatment of such hazardous waste. Through melting of waste in a plasma oven the system can extract from waste catalysts such rare metals as cobalt, nickel, molybdenum, vanadium, etc. The slag can be used as a raw material to produce cement. This technology has won the third prize of National Technology Advancement and is sponsored by the National Technology Innovation Funds for Small-and-Medium Sized Scientific and Technological Enterprise.

Waste Etchant Liquor Treatment System

This system includes a material delivery device, reaction vessel, and a filtering device. The system can process waste copper acid and alkaline etchants and produce copper sulphate through neutralization, acidification, and metathesis.

Industrial Waste Comprehensive Treatment System

The system includes a treatment tank, oil removal tank, reaction tank, precipitation tank, neutralization tank, absorption tank, filtering device and filter press. It is able to treat the ablution resulting from removing oil from the surface of metal, and grinding and cutting fluids resulting from machining.

Solid Waste Incineration System

The inappropriate handling of hazardous chemicals can trigger serious environment pollution. Dongtai has built an incineration system which includes a two-stage incineration stove, residual heat recovery system and residual gas discharge system which renders the gas innocuous. The major waste that can be processed through the system include: waste organic solvents, waste oil, waste glue liquor, and combustible solid industrial garbage. The system has met national standards and is automatically operated.

Hazardous Waste Landfill

The landfill has been built in accordance with PRC national construction standards. It has a double HDPE impermeable layer lining and percolating water collection system. After stabilization and solidification, the toxic and hazardous waste to be deposited in the landfill receives treatment rendering it innocuous. The system is able to handle all kinds of waste residue containing heavy metal and incinerate residues. The project covers an area of 112,350 square feet.

Landfill for Ordinary Industrial Solid Waste

The landfill for ordinary industrial solid waste has been built according to PRC national standards. It is equipped with a single layer anti-seepage pretreatment system and a collection system of percolating water. The landfill can process ordinary industrial Class 1 and Class 2 wastes.

Market and Customers

The major sources of industrial waste in the Dalian area are industrial enterprises, medical units, scientific research institutions and university laboratories. According to statistics from Dongtai, the amount of waste collected has been increasing every year. The amount in 2001 was 11,000 tons, 13,226 tons in 2002, 14,594 tons in 2003, and 18,460 tons in 2004, 26,425 tons in 2005 and 36,630 tons in 2006. Management of the Company estimates that the annual growth rate in the next ten years will be 20%. Approximately 52% of Dongtai’s revenue in the year ended December 31, 2007 was for waste collection, treatment and disposal services, and approximately 48% of such revenues related to recycling operations.

The industrial waste treatment business is still new in China. There are only a few coastal cities as well as major cities in inland industrialized regions that have built or plan to build industrial waste treatment facilities. Due to the strict requirements of professional technology and management required to obtain necessary licenses to operate an industrial waste treatment and disposal business, the basic market for the Dongtai’s services is guaranteed to some degree.

Dongtai has entered into solid waste disposal contracts with more than 400 companies, including such multinational companies such as Canon, Pfizer, Toshiba, Toto, Posco-CFM Coated Steel, Fuji, Wepec, Ryobi, TDK, YKK, and Panasonic. In the year ended December 31, 2007, Dongtai’s 10 largest waste disposal customers accounted for approximately 42% of Dongtai’s waste disposal revenues. The three largest waste disposal customers during 2007 were Dalian Pacific Multi-layer PCB Co., Ltd., Canon Dalian Business Machines Co., Ltd. and PetroChina Dalian Petrochemical Company Limited. No customer accounted for 10% or more of Dongtai’s revenues for waste treatment.

Dongtai’s ten largest suppliers of industrial waste used for recycling (which Dongtai generally purchases from suppliers and is required to collect and treat and dispose of waste residue at Dongtai’s sole expense) accounted for approximately 52% of the payments made by Dongtai for waste products in 2007. Canon Dalian Business Machine Co., Ltd. accounted for approximately 48% of the amount which Dongtai paid for waste in 2007 as part of its recycling operations.

Dongtai’s ten largest customers for recycled waste products accounted for approximately 70% of Dongtai’s sales of recycled products in 2007. Shenyang Hongyuan Mining Company and Hu Guoyuan accounted for approximately 25% and 7%, respectively, of Dongtai’s sales of recycled waste products in 2007.

Technology and Intellectual Property

Dongtai has established the Dongtai Industrial Waste Disposal Technology Center in conjunction with the Dalian University Institute for Ecoplanning and Development. The center currently has 22 professional engineers and 9 analysts. With cooperation from experts from Canada and the U.S.- based RPP International Consulting Company, the Center is focusing on research related to ecoplanning theory and policy, professional training, ecological efficiency evaluation and analysis of simulations.

Since its establishment, Dongtai has closely cooperated with scientific research academy and universities, such as Dalian Institute of Chemical Physics, the Chinese Academy of Sciences (Beijing) Mechanics Institute, Tsinghua University and Dalian University of Technology. Dongtai also participated in compiling the National Waste Disposal Criteria along with over 50 international enterprises such as China Electronics Engineering Design Institute, Intel (China) Co., Ltd., Motorola (China) Co., Ltd, and Dell (China) Co., Ltd.

In addition, Dongtai's research and development team specializes in environmental engineering, chemical engineering, water supply and drainage systems, surface treatment, biological engineering, metallurgy, machinery, electronics, and computer science. They provide significant input into the research of methods of treatment for industrial solid waste and comprehensive waste utilization. Dongtai has been recognized for its scientific achievements for business operations including:

•
Dongtai was awarded second prize of Dalian Technology Innovation for its system relating to the Comprehensive Utilization and Disposal of Waste Organic Solvents. The system has been listed as the "National Key Practical Technology for Environmental Protection" by the Ministry of Science and Technology and the State Administration of Environmental Protection of the PRC;

•	The Destructive Distillation Thermal Cracking of Powdered Ink;
•	The Safety Landfill of Hazardous Waste;
•	Pyrolysis Incineration Stove;
•	The Innocuous Treatment of Cyanide;
•	The Comprehensive Utilization of the Waste Etchant Liquor from PCB industry;
•
The Comprehensive Utilization and Disposal of Waste Catalyst. This system won the third prize of Dalian Technology Innovation and has been listed as the "National Key Practical Technology for Environmental Protection" by the State Administration of Environmental Protection of the PRC. It was supported by the Innovation Funds for Small-and-Medium Sized Scientific and Technological Enterprises of the Ministry of Science and Technology;

•	The Treatment of PCB Industry's Waste Liquid containing heavy metal;
•	The Disposal of Medical Refuse;
•	The Disposal of Waste Batteries;
•	The Innocuous Treatment of Arsenic Compound;
•	The Wet Oxidation of High Concentration Organic Waste;
•	The Disposal of Ordinary Industrial Waste; and
•	The Comprehensive Utilization and Innocuous Treatment of Electric Waste.

Dongtai has been granted four patents covering waste disposal systems and techniques by the PRC Patent Office, and two additional patents remain the subject of applications. The following table identifies those patents and applications:

Status	Description	Patent Number	Date Applied For	Grant Date	Date Expires
Granted	The Disposal of Powdered Ink Waste from Copy Machines	ZL 01 1 27963.X	7/20/01	7/7/04	7/20/21
Granted	Consecutive Destructive Distillation Stove	ZL 200420069745.5	7/9/04	7/13/05	7/9/14
Granted	Plasma Fusion Pyrolysis Device	ZL 200420069742.1	7/9/04	7/20/05	7/9/14
Granted	The Disposal of Waste Catalyst	ZL 200410021093.2	1/20/04	1/17/07	1/20/24
Granted	Method and Equipment For High-Efficiency Solid-Liquid Separation Under High Pressure	ZL 200610046723.0	5/26/06	11/12/08	5/26/26

Operating Strengths and Strategy

We believe that we have a qualified and experienced management team and staff who possess strong technical capabilities and who specialize in project management, project design and research and development in relation to the waste treatment and disposal industry. Most of our senior management possess degrees or senior technical qualifications and have strong technical expertise and are professionally trained.

We place great emphasis on technical research and development, and typically set up research and development teams for specific projects to handle design, development and improvement. For example, our personnel have made innovations in our methods of oil sludge extraction, our waste toner dry distillation system, our etchant recycling system and in the methods we employ for solid waste incineration. We also monitor recent developments in water treatment technology through advisors and consultants who are experts in the waste treatment industry. We believe that our management experience and our strong technical capabilities provide us with a competitive edge over our competitors.

We also believe that our good track record and the goodwill that we have established in developing and operating industrial waste treatment systems provide us with an advantage over our competitors. Our experience and technical expertise have contributed to our being awarded various operating certificates by different environmental institutions, including certifications of Operation on Environmental Protection Facilities and Comprehensive Operation on Hazardous Waste. We believe that these certificates will strengthen our ability to tender for BOT (Build-Operate-Transfer) projects with the municipal government.

We also believe that we are an industry leader in our operation of quality of waste processing facilities, and following completion of an expansion project of current facilities, which we anticipate to be completed by the end of 2008, we will have ample capacity to handle the significant increases in demand for our waste treatment services that we anticipate will occur.

Our strong, long-term relationships with Dalian University of Technology and Anshan Coking and Refractory Engineering Consulting Corporation MCC provide important technical support in design and project execution, such as the production of biogas from sludge. We also believe that we have a good relationship with the government of the city of Dalian, and that the presence of our facilities has contributed to the city of Dalian being able to attract major companies. As a result, the local government has awarded us significant financial aid such as an Innovation Fund of Medium or Small Science and Technology Enterprise grant.

We anticipate that by providing flexible and customized quality services, in accordance with advanced environmental protection standards, we will continue to enjoy a high degree of customer satisfaction and loyalty. We maintain close and long-term relationships with clients, many of which have been clients since our company was founded in 1991.

The threshold of capital requirements for entering the waste water treatment segment and the initial capital investment of waste water treatment facilities and projects, especially BOT projects, is relatively high. Based on our good track record and relationships with the local Dalian government, we believe we are capable of obtaining sufficient capital resources to fund our operation of projects and expansion plan. One of the key factors our potential customers evaluate is financial stability. We believe our ability to demonstrate consistently strong financial performance will continue to differentiate our company and provide a competitive advantage in winning new contracts and renewing existing contracts.

Our business strategy is aimed at increasing revenue and earnings through profitable growth and improving returns on invested capital. The components of our strategy include: (1) placing emphasis on the commercialization of solid waste treatment; (2) our expansion into municipal sewage and sludge treatment BOT projects; (3) managing our businesses locally with a strong operations focus on customer service; (4) entering into new geographic markets in China; and (5) maintaining our financial capacity and effective administrative systems and controls to support on-going operations and future growth. We are evaluating growth in our solid waste treatment operations through opportunities to cooperate with prominent domestic or overseas partners and attempt to integrate customer groups (for example, the refinery industry), to realize resource optimization. We also plan to seek new BOT projects and acquire interests in existing projects.

Government Regulation

The industrial waste treatment business is still in its nascent stages in China. There are only a few coastal cities and several major cities in industrialized regions that have built or even plan to build industrial waste treatment facilities.

The industry has high barriers to entry due to the central government's strict licensing requirements. Both SEPA and local bureaus of environmental protection license and regulate companies engaged in waste disposal and treatment. The requirements for licensing have become stringent and applicants must demonstrate, among other things, that they have a sufficient operating history and a sufficient number of professional technicians, as well as compliance with national and local environmental standards.

The State has also adopted Measures for the Administration of Permit for Operation of Dangerous Wastes (“Measures”). The Measures are intended to strengthen supervision and administration of activities relating to the collection, storage and disposal of dangerous wastes, and preventing dangerous wastes from polluting the environment.

Dongtai has been awarded an Environmental Protection Facility Operation License by SEPA. In addition, pursuant to the Measures, Dongtai has received a Permit for the Operation of Dangerous Wastes by the local Bureau of Environmental Protection.

The Company believes that it currently complies with all licensing requirements relating to its business operations. However, there is no assurance that the central or local governments will not adopt new regulations or licensing requirements that will make it more difficult for Dongtai to operate in the environmental protection industry.

Competition

There are several large companies in China that engage in providing solid waste recycling services, the recovery and treatment of waste materials, the production and sale of recycled products, the operation of environmental protection facilities (BOT) and/or the manufacture of environmental protection equipment.  In addition to Dongtai, these companies include Shenzen Dongjiang Environmental Co., Ltd., Tianjin Hejia Veolia Environmental Service Co., Ltd., Hangzhou Dadi Environmental Protection Co., Ltd. and Shanghai Solid Waste Disposal Center. However, only Dongtai and Shenzen Dongjiang provide the full range of these services, and only Dongtai in Dalian and Liaoning Province.

Within Liaoning Province, our principal competitors are Liaoning Zhen Xing, a state-owned environmental concern, primarily serving Shenyang and the surrounding area, and Liaoning Muchang Solid Waste Disposal Co., Ltd., a private solid waste disposal company also serving Shenyang and the surrounding area. Within Dalian, our principal competitor is Dalian Pingan Environmental Protection, a smaller-capacity, private enterprise, primarily dealing with hazardous waste.

We believe that we enjoy a competitive advantage over other companies engaged in the environmental protection industry, including:

•
Reputation – Dongtai has established itself as the leading environmental protection company in Liaoning Province, and an industry leader in all of China. Government officials have consulted with Dongtai when drafting environmental protection legislation. Dongtai’s expanded facility has been included in the current national centralized hazardous waste disposal facility plan established by the National Development and Reform Commission.

•
Broad and Diversified Customer Base – Dongtai has a diverse customer base including some 400 companies engaged in private enterprises, municipal institutions and universities, including Canon, Pfizer, Toshiba and Panasonic. Management anticipates that as additional large multinational companies locate in Liaoning Province, Dongtai will be their natural choice to provide environmental services. Dongtai holds both national and provincial operating permits.

•
Long-term Stable Relationships – Dongtai has a 17-year operating history and is committed to maintaining its customers by providing high quality products and services. Some of Dongtai’s customers, including Canon and Pfizer, have continuously engaged Dongtai’s services since it commenced operations in 1991, and others such as Goodyear, have used Dongtai’s services for over ten years.

•
Comprehensive Services – Dongtai provides a comprehensive array of services including solid waste treatment, waste collection and transportation, environmental protection services, storage to landfill and on-site management. The broad range of services we offer allows us to customize a package of services to meet the needs of the large clients that we service.

•
Advanced Technologies – Dongtai designs and develops proprietary processes and technologies for use in providing its services. It has been awarded four patents in the PRC covering solid waste disposal and treatment processes, and two additional patent applications are pending. Dongtai, in conjunction with the Dalian University Institute for Ecoplanning and Development, has established and operates the Dongtai Industrial Waste Disposal Technology Center. Dongtai also cooperates with experts in Canada and the United States to conduct research concerning ecoplanning theory and policy, ecological efficiency evaluation and related activities, with the support of the Dalian University of Technology.

•
Experienced Management and Sound Management System – Dongtai’s senior management has extensive experience in environmental protection. Mr. Dong Jinqing, our Chief Executive Officer, founded Dongtai in 1991, and has over 17 years experience in the field of environmental protection. Dongtai was one of the first companies to be granted a permit for the operation of environmental protection equipment by the State Environmental Protection Administration, and license to operate hazardous waste treatment and disposal facilities by the Liaoning Environmental Protection Bureau.

In addition to the competitive advantages we believe we enjoy, there are barriers to entering the solid waste and environmental services market, including:

•	Substantial capital investment required;
•	Retaining qualified management is difficult;
•	Difficulties in developing a customer base;
•	The need for government licenses and permits; and
•	Advanced technologies are difficult to develop.
.
Notwithstanding our competitive advantages and the barriers to entering the marketplace, there is no assurance that we will remain a competitive force in our industry, or that we will operate on a profitable basis.

Employees

As of December 31, 2007 the Company had 313 full-time employees, of which 55 are management and supervisory personnel, 18 are technicians and 240 are assembly line workers.

The Company has not experienced any work stoppages and it considers relations with its employees to be good. The Company anticipates hiring additional employees as it increases production and collection of waste materials.

Company History

The Company was originally incorporated as a Delaware corporation in 1987 under the name of Egan Systems, Inc. In late 1987, the Company acquired ENVYR Corporation as a wholly owned subsidiary and established its headquarters in Raleigh, North Carolina. From 1987 to 2003, the Company was primarily engaged in the business of developing, selling and supporting computer software products, particularly products related to the COBOL computer language.

In October 2003, the Company acquired a group of 35 mining claims from Goldtech Mining Corporation, a Washington Corporation. In November, 2003, the Company acquired the remaining mining claims of Goldtech Mining Corporation. In connection with the acquisitions, the Company changed its name to Goldtech Mining Corporation and re-domiciled to the State of Nevada.

Following these acquisitions, the Company operated in two lines of business: (a) the exploration and development of potential mining properties, and (b) the development, marketing and support of computer software products and services. In September 2004, the Company sold its computer business and adopted a business plan to focus exclusively on its mining exploration business. By September 2005, the Company had ceased active mining operations as a result of its loss of contractual mining rights in Spain.

In 2005 the Board of Directors of the Company decided to pursue other business opportunities. In November 2005, the Company acquired a 90% indirect ownership interest (through a wholly owned Delaware subsidiary of the Company known as DonTech Waste Services Inc., which was originally known as Dalian Acquisition Corp.) in Dongtai, in a reverse merger transaction. Dongtai had been founded on January 9, 1991 as a limited liability company under the PRC laws, with a total registered capital of $250,000.

As a result of the reverse merger, Dongtai became a joint venture with foreign investment under the laws of the PRC, with a total registered capital of $2.3 million. The formation of the joint venture was approved by Dalian Industry and Commerce Bureau, and the term of the joint venture is 12 years. A new business license was issued to Dongtai on October 10, 2005, and the registered capital has been fully paid as of April 2007.

We are in the process of dissolving DonTech Waste Services, Inc., at which time Dongtai will become a direct 90%-owned subsidiary of China Industrial Waste Management, Inc.

Real Property

Dongtai's principal executive offices are located at No. 1 Huaihe West Road, EDT Zone. Dalian City, China 11660. In addition, Dongtai utilizes the following properties:

Address	Function	Area (square ft)

No.1, Dakai Huaihe West Road	Office building and electric	90,233
	waste disposal area

No.27, Dakai Huaihe West Road	Processing workshop of waste	19,698

No. 100, Dakai Tieshan West Road No. 27	Processing workshop of waste catalyst, waste water processing station	72,588

No.6 District, Haiqing (Outside the Northwest wall of Xitai Oil Refinery Plant)	Hazardous waste safe landfill	112,350

Flame-retardant Plant of Xiaowang Tuanyuan Development Zone	Hazardous waste incineration field, waste classification and storage field	214,000

Qianguan Village, Ganjinzi District	Industrial solid waste landfill	107,000

No. 85, Dagu Hill	Project under construction	685,424

1709 Hogyuan Mansion, 23 Renmin Road, Zhongshan District	Office of Chief Executive Officer	3,003

All of the above facilities, except 1709 Hogyuan Mansion (which is owned by the Company’s Chairman and is currently being provided to the Company free of charge) are owned by Dongtai and none are subject to a mortgage.

Legal Proceedings

From time to time, we may become party to various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information as of the date of this prospectus with respect to the directors and executive officers of the Company.

Name	Position
Dong Jinqing	Chairman of the Board, Chief Executive Officer and Director

Li Jun	Chief Operating Officer and Director

Guo Xin	Chief Financial Officer and Director

Zhang Dazhi	Corporate Secretary

Mr. Dong Jinqing, age 51, was appointed the Company’s Chief Executive Officer, Chief Financial Officer and Director in November 2005, and continues to serve the Company as its Chairman of the Board and Chief Executive Officer. Mr. Dong has been the President of Dalian Dongtai Industrial Waste Treatment Co., Ltd. since he founded that company in 1991. Between 1982 and 1991, Mr. Dong worked for the Dalian Environmental Science Academy, where he was primarily engaged in research relating to the disposal of waste gas, waste water and industrial residue and the evaluation of the environmental effects of industrial projects. Mr. Dong graduated from Dalian University of Technology in 1982 with a bachelor’s degree in environmental engineering.

Mr. Li Jun, age 46, was appointed the Company’s Chief Operating Officer in March 2008. He has served on the Company’s Board of Directors since October 2006.  Mr. Li has also served as the Chief Operating Officer of Dalian Dongtai since 1998. From 1982 to 1993, he was employed by Dalian Vacuum Flask Factory and Dalian Yili International Chemical Co. Ltd as its Director of Technology and Chief Production Manager. Mr. Li graduated from Dalian University of Technology in 1982, majoring in environmental engineering.

Ms. Guo Xin, age 38, has served as the Company’s Chief Financial Officer and a member of the Board of Directors since March 2008. Ms. Guo has served as our Chief Accounting Officer since January 2007, as Chief Accounting Officer for Dalian Dongtai since October 2003 and as a manager in Dalian Dongtai’s accounting department from April 2002 to October 2003. Ms. Guo graduated from Beijing University of Commerce in 1992 majoring in finance, and received her master's degree in Public Administration from China's Northeastern University in 2002.

Mr. Zhang Dazhi, age 31, has served as the Company’s Corporate Secretary since March 2008. He has engaged in Investor Relations Management since he joined Dalian Dongtai in 2004. Mr. Zhang was awarded a Master’s degree in International Banking and Financial Studies from the University of Southampton (United Kingdom) in 2004.

Family Relationships

There are no family relationships among our directors or officers.

Director Independence

As of the date of this prospectus, none of our directors is “independent” within the meaning of any self regulatory organization. However, in connection with our 2008 private placement, we have agreed to establish a Board of Directors a majority of whose members are independent within the meaning of NASDAQ Marketplace Rule 4200.

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our board will be determined from time to time by our Board of Directors. The following table provides information concerning the compensation of our directors, for services as members of our Board of Directors for fiscal 2008. The value attributable to any option awards is computed in accordance with SFAS 123R share based compensation.

Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	Option awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)

Dong Jinqing	0	0	0	0	0	0	0
Li Jun	0	0	0	0	0	0	0
Guo Xin	0	0	0	0	0	0	0

Code of Ethics

We have adopted a Code of Business Conduct and Ethics to provide guiding principles to all of our employees.  Our Code of Business Conduct and Ethics does not cover every issue that may arise, but it sets out basic principles to guide our employees and provides that all of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.  Any employee which violates our Code of Business Conduct and Ethics will be subject to disciplinary action, up to an including termination of his or her employment.

Generally, our Code of Business Conduct and Ethics provides guidelines regarding:

•           compliance with laws, rules and regulations,
•           conflicts of interest,
•           insider trading,
•           corporate opportunities,
•           competition and fair dealing,
•           discrimination and harassment,
•           health and safety,
•           record keeping,
•           confidentiality,
•           protection and proper use of company assets,
•           payments to government personnel,
•           waivers of the Code of Business Conduct and Ethics,
•           reporting any illegal or unethical behavior, and
•           compliance procedures.

In addition, we have also adopted a Code of Ethics for our Chief Executive Officer and senior financial officers who are also subject to specific policies regarding:

•          disclosures made in our filings with the Securities and Exchange Commission,
•          deficiencies in internal controls or fraud involving management or other employees who have a significant role in our financial reporting, disclosure or internal controls,
•          conflicts of interests, and
•          knowledge of material violations of securities or other laws, rules or regulations to which we are subject.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as an exhibit to our quarterly report on Form 10-Q for the quarter ended March 31, 2008.

Committees of the Board of Directors

Our Board of Directors has not established an Audit Committee or any other committees of the Board. The functions of those committees are currently undertaken by the Board of Directors as a whole.

Audit Committee Financial Expert

In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

•	understands generally accepted accounting principles and financial statements,
•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
•	understands internal controls over financial reporting, and
•	understands audit committee functions.

An “audit committee financial expert” may acquire the foregoing attributes through (a) education and experience as a principal financial officer, principal accounting officer, controller, public accountant, auditor or person serving similar functions; (b) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person serving similar functions; experience overseeing or assessing the performance of companies or public accounts with respect to the preparation, auditing or evaluation of financial statements; or (c) other relevant experience.

At the present time, we do not have an audit committee and we do not believe that any of any of our board members qualify as an “audit committee financial expert” as that term is defined under Rule 407(d)(5) of Regulation S-K.

Stockholder Recommendations for Director Nominees

We do not currently have a policy with respect to the consideration of any director candidates which may be recommended by our stockholders, nor has our Board of Directors established a process for identifying and evaluating director nominees. To date, we have not received any such recommendations from stockholders. At the present time, our entire Board of Directors makes determinations as to who will constitute management’s slate of director nominees at annual meetings of stockholders.

Executive Compensation

Summary Compensation Table

The following table summarizes all compensation recorded by us in the last completed year for

•	our principal executive officer or other individual serving in a similar capacity,
•
our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2008 as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, and

•	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at December 31, 2008.

For definitional purposes, these individuals are sometimes referred to as the "named executive officers."  The value attributable to any option awards in the following table is computed in accordance with FAS 123R.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Dong Jinqing	2008	15,175	69,088	0	0	0	0	0	84,263
CEO	2007	12,934	60,558	0	0	0	0	0	73,492

Li Jun	2008	13,296	65,777	0	0	0	0	0	79,073
COO	2007	11,553	51,615	0	0	0	0	0	63,168

Liu Ruiguang	2008	12,091	41,309	0	0	0	0	0	53,400
Chief Engineer	2007	10,455	31,862	0	0	0	0	0	42,317

Guo Xin	2008	11,914	30,226	0	0	0	0	0	42,140
CFO	2007	8,641	18,327	0	0	0	0	0	26,968

Tian Hongyi	2008	12,091	33,104	0	0	0	0	0	45,195
VP-Dongtai	2007	8,641	18,327	0	0	0	0	0	29,968

Employment Agreements with our Executive Officers

We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer's responsibilities following a change-in-control.

We do not presently have a compensation committee or any independent body to determine the amount of compensation we pay to our executive officers. Compensation payable to our executive officers is determined by our Board of Directors, as a group. As a result, board members voting on the terms of executive compensation may have a conflict of interest when voting on matters of executive compensation.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2008:

OPTION AWARDS						STOCK AWARDS
Name (a)	Number of securities underlying unexercised optionsexercisable (#) (b)	Number of securities underlying unexercised options unexercisable (#) (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#) (j)

Dong Jinqing	0	0	0	0	0	0	0	0	0
Li Jun	0	0	0	0	0	0	0	0	0
Liu Ruiguang	0	0	0	0	0	0	0	0	0
Guo Xin	0	0	0	0	0	0	0	0	0
Tian Hongyi	0	0	0	0	0	0	0	0	0

Limitation on Liability

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	breach of the director's duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Nevada law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dalian Bofa Chemical Material Company (“Bofa”), a company controlled by Dong Jinqing, our Chief Executive Officer and principal stockholder, sells products that are recycled by Dongtai. Our total sales to Bofa were $1,819,806 and $1,235,825 for the years ended December 31, 2007 and 2006, respectively. As of December 31, 2007, Bofa was indebted to Dongtai in the amount of $384,689 for product sold to Bofa. This amount is payable on or before December 30, 2008, with interest at the rate of 6% per annum.

Lida Environment Engineering Company (“Lida”), which is also a company controlled by Dong Jinqing, our Chief Executive Officer and principal stockholder, provides equipment used in the construction of facilities by Dongtai Water and Dongtai Organic. Our total purchase from Lida were $48,724and $ 0 respectively, for the years ended December 31, 2007 and 2006.

Dongtai owns a 49% interest in Dongtai Organic. For the years ended December 31, 2007 and 2006, As of December 31, 2007, Dongtai was indebted to Dongtai Organic in the amount of $276,252 resulting from loans made by Dongtai Organic to Dongtai Water, a BOT project that is 80% owned by the Company. Such amount is payable on or before June 12, 2009, without interest.

Dongtai Investment Inc., a company which is also controlled by Mr. Dong, owns a 30% equity interest in our subsidiary, Zhuorui. As of December 31, 2007, Zhourui was indebted to Dongtai Investment in the amount of $260,110 for loans it made to Zhourui. This amount is payable on or before October 14, 2009, with interest at the rate of 6% per annum.

Except for the foregoing, there have not been any transactions, or series of similar transactions, since the inception of the Company, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any director or executive officer of the Company, nominee for election as a director, any five percent security holder or any member of the immediate family of any of the foregoing persons had, or will have, a direct or indirect material interest.

PRINCIPAL SHAREHOLDERS

As of March 9, 2009, there were 15,262,035 shares of our common stock (the only class of our voting securities) issued and outstanding. The following table sets forth as of March 9, 2009, certain information with respect to the beneficial ownership of our voting securities by:

•	each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock;
•	each director;
•	each “named executive officer” [as defined in Item 402(a)(3) of Regulation S-K]; and
•	all executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is c/o Dalian Dongtai Industrial Waste Treatment Co., Ltd., No. 1 Huaihe West Road, E-T-D Zone, Dalian, China. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

The table does not give effect to the issuance of up to 5,229,431 shares of our common stock consisting of (a) 2,629,431 shares issuable on the exercise of common stock purchase warrants at exercise prices ranging from $2.45 per share to $5.00 per share with various expiration dates through August 27, 2013, (b) 2,500,000 shares available for issuance under our 2006 Equity Compensation Plan and (c) 100,000 shares that we are legally obligated to issue but have not as yet issued.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class

Dong Jinqing	9,847,900	(1)	64.5%
Li Jun	343,900		2.3%
Liu Ruiguan	30,000		*
Guo Xin	222,600		1.5%
Tian Hongyi	20,000		*
All Officers and Directors as a Group (5 persons)	10,464,400	(1)	68.6%
Ancora Greater China Fund LP 2000 Auburn Drive, #300 Cleveland, OH 44122	980,400	(2)	6.2%
Trillion Growth China LP 10th Floor, Bankers Hall West Tower 888 – 3rd Street SW Calgary, AB T2P 5C5	941,184	(3)	6.0%

*	Less than 1%.

(1)	Includes 103,500 shares owned by Dong Su, the son of Mr. Dong.
(2)	Consists of 490,200 outstanding shares and 490,200 shares issuable upon exercise of outstanding warrants.
(3)	Consists of 470,592 outstanding shares and 470,592 shares issuable upon exercise of outstanding warrants.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our 2006 Equity Incentive Plan which is our only equity compensation plan as of December 31, 2007.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrant and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
2006 Equity Incentive Plan	0	N/A	2,500,000
Equity compensation plans not approved by security holders	0	N/A	0
Total	0	N/A	2,500,000

(a)           Securities available for future issue increase each year by 10% of our outstanding common stock at the beginning of each year. The total amount of common stock available under the plan cannot exceed 10 million shares. Inasmuch as the number of outstanding shares as of January 1, 2008 was 13,220,843, the number of shares covered by the 2006 Equity Incentive Plan increased by 1,322,084 shares to 3,822,084 shares.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 95,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of March 9, 2009, there were 15,262,035 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of preferred stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock.  The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.  All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorized the issuance of up to 5,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. To date, we have not designated any series of preferred stock and there are not shares of preferred stock issued or outstanding.

Common Stock Purchase Warrants

From August 2008 to October 2008, we issued common stock purchase warrants in connection with our private placement of units consisting of common stock and warrants. As of the date of this prospectus, we have issued common stock purchase warrants to investors to purchase a total of 1,941,192 shares of our common stock. One-half of the warrants are exercisable at $2.50 per share and the balance at $3.20 per share.

In addition, in connection with our Placement Agency Agreement with Newbridge Securities Corporation, we issued (a) five-year warrants to Newbridge to purchase an aggregate of 300,000 shares of our common stock at exercise prices ranging from $3.50 to $5.00 per share, and (b) three-year warrants to purchase 6.6 units of our securities, at an exercise price of $72,000 per unit, with each unit consisting of 29,412 shares of common stock, and warrants to purchase 29,412 shares of common stock until September 30, 2011 at exercise prices ranging from $2.50 to $3.20 per share.

Transfer Agent

The Company’s stock transfer agent is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, Utah 84117.

SELLING SECURITY HOLDERS

At March 9, 2009, we had 15,262,035 shares of our common stock issued and outstanding.  This prospectus relates to periodic offers and sales of up to 1,941,192 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest. The following table sets forth:

•	the name of each selling security holder,
•	the number of common shares owned,
•	the number of common shares offered by this prospectus, and
•	the number of common shares being registered for resale by the selling security holder.

Information on beneficial ownership of securities is based upon a record list of our stockholders.  We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. Because the selling security holders may sell some of the securities owned by them pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby.

Name of Selling Security Holder (1)	Number of shares owned	Shares to be offered	Shares to be owned after offering	Percentage to be owned after offering

Ancora Growth Fund China LP (2)	980,400	490,200	490,200	3.1%
Trillion Growth China LLP (3)	941,184	470,592	470,592	3.0%
Midsouth Investor Fund LP (4)	392,160	196,080	196,080	1.3%
Straus Partners LP (5)	294,120	147,060	147,060	*
Chestnut Ridge Partners LP (6)	245,100	122,550	122,550	*
Straus-Gept Partners LP (7)	235,296	117,648	117,648	*
George A. Warburton	176,472	88,236	88,236	*
Michael Peter Lee	117,648	58,824	58,824	*
MMH Group LLC (8)	98,040	49,020	49,020	*
Lyman O. Heidtke (9)	98,040	49,020	49,020	*
Conine Capital Corp. (10)	58,824	29,412	29,412	*
Sharon Mitchell	58,824	29,412	29,412	*
Eric R. Samuelson	58,824	29,412	29,412	*
Simon Mawson	58,824	29,412	29,412	*
Stephen S. Taylor	39,216	19,608	19,608	*
Thomas R. Kaplan	29,412	14,706	14,706	*
Total	3,882,384	1,941,192	1,941,192

*          represents less than 1%

(1)           One-half of the total number of shares owned by each selling security identified in the table is evidenced by shares issuable upon the exercise of warrants. The shares being offered consist of outstanding shares of common stock.

(2)           The managing partner of the selling security holder is John Micklitsch, who has sole voting and investment control over the listed shares on behalf of the selling security holder.

(3)           The general partner of the selling security holder is Trillion Growth China GP, the president of which, Corey Mitchell, has sole voting and investment control over the listed shares on behalf of the selling security holder.

(4)           The general partner of the selling security holder is Lyman O. Heidtke, who has sole voting and investment control over the listed shares on behalf of the selling security holder.

(5)           The managing principal of the selling security holder is Melville Strauss, who has sole voting and investment control over the listed shares on behalf of the selling security holder (see Note 7).

(6)           The managing member of the general partner of the selling security holder is Kenneth Pasternak, who has sole voting and investment control over the listed shares on behalf of the selling security holder.

(7)           The managing principal of the selling security holder is Melville Strauss, who has sole voting and investment control over the listed shares on behalf of the selling security holder (see Note 5).

(8)           The managing member of the selling security holder is Matthew M. Hayden, who has sole voting and investment control over the listed shares on behalf of the selling security holder.

(9)           See Note 4.

(10)           The president of the selling security holder is Doyle D. Conine, who has sole voting and investment control over the listed shares on behalf of the selling security holder.

None of the selling security holders are broker-dealers or affiliates of broker-dealers, except as follows:

•
Ancora Growth Fund China LP, whose affiliate Ancora Securities, Inc. is a broker-dealer and FINRA member firm. Ancora Securities, Inc. participated as a selected dealer in the offering of units and, for its services received a unit purchase warrant to purchase to purchase 1.7166667 units, each unit consisting of 29,412 shares of common stock and warrants to purchase 29,412 shares, one-half of which are exercisable at $2.50 per share and the balance at $3.20 per share. The exercise of the unit purchase warrant is $72,000 per unit (120% of the unit purchase price to investors). Resale of the shares issuable upon exercise of the unit purchase warrant issued to Ancora Securities is not covered by this prospectus. Ancora Growth Fund China LP has advised us that the securities acquired by it were acquired in the ordinary course of business and, at the time of their purchase, Ancora Growth Fund China LP had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

•
Lyman O. Hiedtke and Midsouth Investor Fund LP are affiliates of Heidtke & Company, a broker-dealer and member of FINRA.  Lyman O. Hiedtke and Midsouth Investor Fund LP have advised us that the securities acquired by them were acquired in the ordinary course of business and, at the time of their purchase, neither Lyman Hiedtke nor Midsouth Investor Fund LP had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items.  We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933).

Shares Eligible For Future Sale

As of March 9, 2009 we had 15,262,035 shares of common stock issued and outstanding, of which approximately 13,599,383 shares are "restricted securities." In general, under Rule 144, as currently in effect, a person, or person who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. After a one-year holding period a non-affiliate is entitled to make unlimited public resales of our shares without the requirement that current public information be available at the time of the resales. A person, or persons who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock.  We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time.  Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP, 2200 Corporate Blvd. NW, Suite 210, Boca Raton, FL 33431.

EXPERTS

Our financial statements as of and for the years ended December 31, 2007 and 2006 included in this prospectus have been audited by Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission the registration statement on Form S-1 under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it.  Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

We file annual and special reports and other information with the Securities and Exchange Commission. Certain of our filings are available over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. The Commission File Number under which our reports are filed is 002-95836-NY. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$5,332,934	$3,260,307
Trade accounts receivable, net	2,366,837	594,322
Other receivables	237,100	22,453
Inventory	1,866,807	1,332,349
Advances to suppliers	269,533	390,159
Deferred expense	18,235	42,784

Total current assets	10,091,446	5,642,374

Investment	2,789,747	2,633,354
Property, plant and equipment	5,227,587	4,697,305
Less: accumulated depreciation	(2,546,694)	(2,055,268)
Net property, plant and equipment	2,680,893	2,642,037
Construction in progress	12,791,631	7,410,255
Land usage right, net of accumulated amortization	1,703,778	1,732,074
Deposits	12,246	80,925
Related party receivable	978,534	388,796
Escrow account	750,000	-
Other asset	298,283	-
TOTAL ASSETS	$32,096,558	$20,529,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,281,890	$279,600
Short-term loan	3,355,166	1,369,000
Tax payable	125,387	93,954
Deferred sales	619,681	667,389
Accrued expenses	22,694	7,236
Related party payable	294,078	536,362
Other payable	20,919	343,207
Total current liabilities	5,719,815	3,296,748

Asset retirement obligation liability	497,152	437,619
Other long-term liabilities	1,026,389	620,979
TOTAL LIABILITIES	7,243,356	4,355,346

Minority interest in subsidiary	2,806,773	2,259,595

Stockholders' equity
Preferred stock: par value $.001; 5,000,000
shares authorized; none issued and outstanding	-	-
Common stock: par value $.001; 95,000,000 shares authorized;
14,534,175 and 13,220,843 shares issued and outstanding at September 30, 2008 and
December 31, 2007, respectively	14,534	13,221
Additional paid-in capital	5,362,324	1,968,634
Stock subscription	220,000	-
Other comprehensive income	2,102,158	1,153,728
Retained earnings	14,347,413	10,779,291
TOTAL STOCKHODERS' EQUITY	22,046,429	13,914,874

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,096,558	$20,529,815

See notes to Consolidated Financial Statements.

F-1

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Service fees	$1,656,080	$1,227,503	$5,430,145	$2,855,733
Sales of cupric sulfate	423,891	334,728	1,804,481	1,382,499
Sales of recycled commodities	1,115,150	762,352	2,671,634	2,233,586
Operating revenue	3,195,121	2,324,583	9,906,260	6,471,818

Cost of service fees	478,550	391,652	1,165,466	862,352
Cost of cupric sulfate	212,132	94,975	737,235	388,016
Cost of recycled commodities	639,923	269,032	1,447,399	868,736
Costs of revenue (including depreciation)	1,330,605	755,659	3,350,100	2,119,104

Gross profit	1,864,516	1,568,924	6,556,160	4,352,714

Operating expense:
Selling expenses	233,783	306,492	648,886	788,516
General and administrative expenses	439,021	404,766	1,356,797	1,201,773
Total operating expenses	672,804	711,258	2,005,683	1,990,289

Income from operations	1,191,712	857,666	4,550,477	2,362,425

Other income (expense):
Investment loss	(5,494)	-	(15,946)	-
Interest income	11,441	11,770	17,627	23,659
Other income	1,934	13,568	8,388	15,054
Other expense	(168,349)	(3,069)	(170,010)	(3,122)
Total other income (expense)	(160,468)	22,269	(159,941)	35,591
Net income from continuing operations before minority interest and income tax	1,031,244	879,935	4,390,536	2,398,016

Income tax provision	(103,499)	-	(437,945)	-

Income from continuing operations	927,745	879,935	3,952,591	2,398,016

Discontinued operation, net	-	(5,221)	-	(5,221)

Minority interest	95,033	61,598	384,470	212,775

Net income	$832,712	$813,116	$3,568,121	$2,180,020

Foreign currency translation adjustment	202,900	163,314	948,408	387,455

Comprehensive income	$1,035,612	$976,430	$4,516,529	$2,567,475

Basic weighted average shares outstanding	13,902,510	13,220,843	13,392,040	13,220,843

Diluted weighted average shares outstanding	13,902,510	13,220,843	13,392,040	13,220,843

Basic and diluted net earnings per share	$0.06	$0.06	$0.27	$0.16

See notes to Consolidated Financial Statements.

F-2

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2008	2007

Cash flows from operating activities:
Net income	$3,568,121	$2,180,020
Adjustments to reconcile net income to net cash
provided by operating activities:
Minority interest	547,178	212,775
Depreciation	491,426	330,581
Amortization	28,296	27,069
Bad debt allowance	7,782	-
Stock issued for services	117,100	12,000
Accretion expenses	59,533	21,016
Loss on disposal of subsidiary	-	5,221
Loss on equity investment	(156,393)	-
Value added tax credit	(298,283)	-

Changes in operating assets and liabilities:
Accounts receivable	(1,780,297)	(229,964)
Inventory	(534,458)	(613,760)
Other receivables	(214,646)	(345,230)
Advance to suppliers	120,626	(9,205)
Prepaid expense	-	(18,144)
Deposits	68,679	-
Accrued expense and deferred sales	(7,701)	452,817
Accounts payable	680,002	264,065
Tax payable	31,433	(32,826)
Escrow account	(750,000)	-
Net cash provided by operating activities	1,978,398	2,256,435

Cash flows from investing activiies
Investment in subsidiary	-	(2,623,370)
Purchase of property and equipment	(530,282)	(187,172)
Construction contracts	(5,381,376)	(4,697,512)
Due from related party	(589,738)	(28,635)
Due to related party	(242,284)	(480,299)
Proceeds on sale of equity investments	-	33,934
Net cash used in investing activities	(6,743,680)	(7,983,054)

Cash flows from financing activities
Proceeds from short term loans	3,433,235	-
Repayment of shor term loans	(1,447,069)	-
Procceds from issuance of common stock	3,277,903	-
Stock subscription	220,000	-
Subsidy received from government	405,410	396,246
Net cash provided by financing activities	5,889,479	396,246

Effect of exchange rate on cash	948,430	149,741

Net increase (decrease) in cash and cash equivalents	2,072,627	(5,180,632)

Cash and cash equivalents, beginning of period	3,260,307	6,478,978
Cash and cash equivalents, end of period	$5,332,934	$1,298,346

Supplemental cash flow information:
Cash paid during the year for:
Interest	$163,140	$-
Income taxes	$-	$-
Non-cash financing activities:
Common stock issuance cost	$113,000	$-

See notes to Consolidated Financial Statements.

F-3

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and the new scaled disclosure requirements in Article 8 of Regulation S-K of the SEC. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The accounts of the Company and all of its subsidiaries are included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated operating results for the three and nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. For further information, refer to the audited consolidated financial statements and footnotes thereto included in the Company's Form 10-K for the year ended December 31, 2007.

1. Nature of operations

The accompanying unaudited consolidated financial statements include China Industrial Waste Management, Inc., a Nevada corporation (the Company) incorporated on November 12, 2003, its wholly owned subsidiary, DonTech Waste Services, a Delaware corporation (DonTech), and its indirect majority owned subsidiaries:

• Dongtai Industrial Waste Treatment Co. Ltd. (Dongtai)
• Dongtai Water Recycling Co. Ltd. (Dongtai Water)
• Dalian Zhuorui Resource Recycling Co., Ltd. (Zhuorui)
• Dalian Lipp Environmental Energy Engineering & Technology Co., Ltd. (Dalian Lipp)

The Company is engaged in the collection, treatment, disposal, and recycling of industrial wastes principally in Dalian and surrounding areas in Liaoning Province, the Peoples Republic of China (PRC). The Company provides waste disposal solutions to its more than 400 customers from facilities located in the Economic and Technology Development Zone, Dalian, China. In addition, the Company provides the following services to its clients:

• Environmental protection services,
• Technology consultation,
• Pollution treatment services,
• Waste management design processing services,
• Waste disposal solutions,
• Waste transportation services,
• Onsite waste management services, and
• Environmental pollution remediation services.

F-4

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

The Company is currently participating in the operation of the following waste disposal and environmental protection projects:
• Dongtai Water, a build-operate-transfer project established to process polluted water generated by the city of Dalian. Construction of the sewage plant has been completed, and the project is currently in the stage of commissioning.
• Zhuorui engages in the project of plasma arc melting, separation and purification of waste catalysts, treatment of industrial wastes and comprehensive utilization of waste catalysts or similar material. The project is now in the facility installation stage.
• Dalian Lipp is currently conducting a project based on the Lipp tank building technique to generate energy by organic waste anaerobic fermentation, and industrial effluent treatment and municipal sewage plant.
• Dongtai Organic Waste Treatment project, engaged in municipal sludge treatment in Dalian. The project is now in the installation stage.

2. Basis of Presentation

The accompanying consolidated financial statements include the accounts of the parent entity, its wholly owned subsidiary, DonTech Waste Services Inc, its 90% owned subsidiary, Dalian Dongtai Industrial Waste Treatment Co., Ltd, its 80% owned subsidiary, Dongtai Water Recycling Co. Ltd, its 70% owned subsidiary, Dalian Zhuorui Resource Recycling Co., Ltd, and its 75% owned subsidiary, Dalian Lipp Enviromental Energy Engineering & Technology Co., Ltd.. All material inter-company accounts and transactions have been eliminated in the consolidation.

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). This basis differs from that used in the statutory accounts of the Company, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

 3. Summary of Significant Accounting Policies

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-5

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Foreign currency translation
As of September 30, 2008 and 2007, the accounts of the Company were maintained, and the consolidated financial statements were expressed in the Chinese Yuan Renminbi (RMB). Such consolidated financial statements were translated into U.S. dollars (USD) in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation, with the RMB as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date; stockholders equity was translated at the historical rates and the statement of operations items were translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income.

Cash and cash equivalents
Cash and cash equivalents include cash on hand and cash on deposit, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Restricted cash
In accordance with Accounting Review Board (ARB) No. 43, Chapter 3A Current Assets and Current Liabilities, cash which is restricted as to withdrawal is considered a noncurrent asset. Restricted cash consists of $750,000, which the Company holds in a separate escrow account as required by a group of investors lead by Ancora Greater China Fund.

Accounts and other receivables
Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. Allowance for uncollectible accounts as of September 30, 2008 and December 31, 2007 was $7,782 and $9,776, respectively. The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary from COD through a credit term of up to nine to twelve months. Reserves are recorded primarily on a specific identification basis.

Concentration of credit risks
The Company is subject to concentrations of credit risk primarily from cash and cash equivalents. The Company maintains accounts with financial institutions, which at times exceeds the insured Federal Deposit Insurance Corporation limit of $100,000. The Company minimizes its credit risks associated with cash by periodically evaluating the credit quality of its primary financial institutions.

F-6

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Advances to suppliers
The Company makes advances to certain vendors for purchase of its material or equipment. The advances to suppliers are interest free and unsecured.

Inventory
Inventories are stated at the lower of cost, as determined on a first-in, first-out basis, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower.

Property, equipment and construction in progress
Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Buildings	30 Years
Machinery	10 Years
Vehicles	8 Years
Office equipment	5 Years

Construction in progress consists of the design expenses, architect fee and cost of the equipment to treat waste.
Construction in progress includes capitalized interest of $134,454 and $77,353 as of September 30, 2008 and December 31, 2007 respectively.

Landfills
Cost Basis of Landfill Assets we capitalize various costs that we incur to make a landfill ready to accept waste. These costs generally include expenditures for land, permitting, excavation, liner material and installation and other capital infrastructure costs. The cost basis of our landfill assets also includes estimates of future costs associated with landfill final capping, closure and post-closure activities in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and its Interpretations.

Interest accretion on final capping, closure and post-closure liabilities is recorded using the effective interest method and is recorded as accretion expense, which is included our consolidated statements of operations.

Amortization of Landfill Assets The amortizable basis of a landfill includes (i) amounts previously expended and capitalized; (ii) capitalized landfill final capping, closure and post-closure costs; (iii) projections of future purchase and development costs required to develop the landfill site to its remaining permitted and expansion capacity; and (iv) projected asset retirement costs related to landfill final capping, closure and post-closure activities.

F-7

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Amortization is recorded on a units-of-consumption basis, applying cost as a rate per ton. The rate per ton is calculated by dividing each component of the amortizable basis of a landfill by the number of tons needed to fill the corresponding assets airspace.

Liabilities for landfill and environmental remediation costs are presented in the table below:

	September 30, 2008	December 31, 2007

Long-term	$497,152	437,619

Long-term investment

Invested company	Equity acquired	Balance as of September 30, 2008	Balance as of December 31, 2007
Dongtai Organic	49%	2,789,747	2,633,354
Total		2,789,747	2,633,354

Long-term investments are recorded under the equity method. Dongtai Organic is constructing and will operate a sludge treatment and disposal facility in Dalian, PRC, of which the investment is recorded under the equity method.

Impairment of long-lived assets
In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets are tested for impairment annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or changes in circumstances that necessitated a review of impairment of long lived assets as of September 30, 2008 and 2007, respectively.

F-8

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Intangible assets
Intangible assets consist of Rights to use land and build a plant for fifty years. The intangible assets are amortized straight - line over fifty years. The Company also evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors, including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Net intangible assets at September 30, 2008 and December 31, 2007 were $1,703,778 and $1,732,074 respectively. Such assets consist entirely of a right to use land of $1,921,474, less accumulated amortization of $217,696 and $189,400 respectively.

Minority interest
Minority interest represents the minority owners 10% equity interest in Dongtai, 20% equity interest in Dongtai Water, 30% equity interest in Zhuorui and 25% equity interest in Dalian Lipp.

Fair value of financial instruments
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company discloses estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue recognition
The Companys revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Our revenues are generated from the fees we charge for waste collection, transfer, disposal and recycling services and the sale of recycled commodities. The fees charged for our services are generally defined in our service agreements and vary based on contract specific terms such as frequency of service, weight, volume and the general market factors influencing industrys rates. We generally recognize revenue as services are performed or products are delivered.

F-9

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Deferred sales consist of contracts for which the fees have been collected but revenue has not yet been recognized in accordance with the revenue recognition policy. As of September 30, 2008 and December 31, 2007 deferred sales amounted to $619,681 and $667,389, respectively.

Advertising costs
The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the three and nine months ended September 30, 2008 and 2007 were immaterial.

Stock-based compensation
In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No.123(R), Share-Based Payment, which prescribes accounting and reporting standards for all stock based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123(R) requires compensation expense to be recorded using the fair value method.

Income taxes
The Company utilizes SFAS No. 109, Accounting for Income Taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Local PRC income tax
The Company is subject to the PRC Enterprise Income Tax at a rate of 30% on its net income. According to a PRC ruling, any joint venture with foreign investment will get special tax exempt treatment for the first two years, reduced tax rate for three years at 9%, 10% and 11% for the third, fourth and fifth year.

Statement of cash flows
In accordance with SFAS No. 95, Statement of Cash Flows, cash flows from the Companys operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

F-10

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Basic and diluted net earnings per share
Earnings per share is calculated in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Contingent liabilities
We estimate the amount of potential exposure we may have with respect to claims, assessments and litigation in accordance with SFAS No. 5, Accounting for Contingencies. We are party to pending or threatened legal proceedings covering a wide range of matters in various jurisdictions. It is not always possible to predict the outcome of litigation, as it is subject to many uncertainties. Additionally, it is not always possible for management to make a meaningful estimate of the potential loss or range of loss associated with such litigation.

Recent accounting pronouncements
Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities

In June 2008, FASB issued FSP Emerging Issues Task Force (EITF) Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. The FSP affects entities that accrue dividends on share-based payment awards during the awards service period when the dividends do not need to be returned if the employees forfeit the award. This FSP is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of FSP EITF 03-6-1 on its consolidated financial position and results of operations.

Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an entity's Own Stock

In June 2008, the FASB ratified EITF Issue No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock" (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of EITF 07-5 on its consolidated financial position and results of operations.

F-11

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion ( Including Partial Cash Settlement)

In May 2008, the FASB issued FSP Accounting Principles Board (APB) Opinion No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. The FSP requires issuers to account seperately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer's nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. The FSP requires retrospective application to the terms of instruments as they existed for all periods presented. The FSP is effective for us as of January 1, 2009 and early adoption is not permitted. The Company is currently evaluating the potential impact of FSP APB 14-1 upon its consolidated financial statements.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (FAS No.162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles". The implementation of this standard will not have a material impact on the Company's consolidated financial position and results of operations.

Determination of the Useful Life of Intangible Assets

In April 2008, FASB issued FASB Staff Position on Financial Accounting Standard (FSP FAS) No. 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142 Goodwill and Other Intangible Assets.  The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of the expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007) Business Combinations and other U.S. generally accepted accounting principles.    The Company is currently evaluating the potential impact of FSP FAS No. 142-3 on its consolidated financial statements.

Disclosure about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133, (SFAS No. 161). This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The Company is required to adopt SFAS No. 161 on January 1, 2009. The Company is currently evaluating the potential impact of SFAS No. 161 on the Companys consolidated financial statements.

F-12

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Delay in Effective Date

In February 2008, the FASB issued FSP FAS No. 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to the Companys consolidated financial condition or results of operations.

 4. Inventory

Inventory at September 30, 2008 and December, 31, 2007 consists of raw materials and recycled commodities as Follow:

	September 30, 2008	December 31, 2007
Raw materials	$851,245	$786,427
Recycled commodities	1,015,562	545,922
	$1,866,807	$1,332,349

5. Property, plant and equipment

	September 30, 2008	December 31, 2007
Land and building	$2,536,429	$2,305,868
Machinery and equipment	1,291,628	1,242,966
Office equipment	562,575	375,433
Vehicles	836,955	773,038
	5,227,587	4,697,305
Less accumulated depreciation	(2,546,694)	(2,055,268)
Total property and equipment, net	2,680,893	2,642,037

Construction in progress	12,791,631	7,410,255
Total	$15,472,524	$10,052,292

F-13

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

6. Other asset

Other asset in the amount of $298,283 represent for value added tax (VAT) credit.
VAT is a turnover tax levied on all units and individuals engaged in the sale of goods, the provision of processing, repair and replacement services (together referred to as "taxable labor services") and the importation of goods to the PRC.

The standard VAT rate is 17%, and a reduced rate of 13% or even 0% applies to certain items.

PRC regulations categorize taxpayers as general VAT taxpayers and small-scale VAT taxpayers, depending on sales volume and the soundness of their accounting system. General VAT taxpayer status is not granted automatically but subject to the approval of the tax authorities.

General VAT taxpayers with an adequate accounting system are allowed to reduce their VAT burden by crediting input VAT against Output VAT, which is demonstrated by a special VAT invoice.

 7. Short-term loan

The Company entered into multiple one-year loans with accredited lenders. The interest rate varies from
8.748 % to 9.720%. As of September 30, 2008, the remaining balance was $3,355,166.

8. Other long-term liabilities

Other long term liabilities include special fund for environmental protection in the amount of $ 875,261, and obligation to pay for land usage right in the amount of $ 151,128.

9. Accumulated other comprehensive income

The components of accumulated other comprehensive income was as follow:

	September 30, 2008	December 31, 2007
Cumulative translation adjustment of foreign currency statements	$947,818	$774,007

F-14

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

10. Equity

In April 2008, the Company issued 50,000 shares of common stock as compensation for services to an investment consulting firm. The fair market value of the stock is approximately $117,000.

In August 2008, the Company issued 51 units, consisting of an aggregate of 1,020,000 shares of common stock, Class A warrants to purchase an aggregate of 510,000 shares of common stock and Class B warrants to purchase an aggregate of 510,000 shares of common stock, to a group of institutional and accredited investors at an effective price of $3 per share. Total gross proceeds amounted to $2,780,308, excluding issuance cost of $279,692. Each unit consists of (a) 20,000 shares of common stock, (b) one Class A common stock purchase warrant to purchase 10,000 shares of common stock until September 30, 2011, at an exercise price of $3.50 per share, and (c) one Class B common stock purchase warrant to purchase 10,000 shares of common stock until September 30, 2011, at an exercise price of $4.50 per share.

In September 2008, the Company issued 9.6665 units, consisting of an aggregate of 193,333 shares of common stock, Class A Warrants to purchase an aggregate of 96,667 shares of common stock and Class B Warrants to purchase an aggregate of 96,667 shares of common stock, to a group of institutional and accredited investors at an effective price of $3 per share. Total gross proceeds amounted to $497,595, excluding issuance cost of $82,404.  Each unit consists of (a) 20,000 shares of common stock, (b) one Class A common stock purchase warrant to purchase 10,000 shares of common stock until September 30, 2011, at an exercise price of $3.50 per share, and (c) one Class B common stock purchase warrant to purchase 10,000 shares of common stock until September 30, 2011, at an exercise price of $4.50 per share.

In September 2008, the Company issued 50,000 shares of common stock as compensation for services to an investor relationship company. The fair market value of the stock was approximately $113,000, and recorded as stock issuance cost.

In September 2008, the Company received common stock subscription in the amount of $220,000 for issuing a total of 3.66665 units, consisting of an aggregate of 73,333 shares of common stock, Class A Warrants to purchase an aggregate of 36,667 shares of common stock and Class B Warrants to purchase an aggregate of 36,667 shares of common stock, to a group of institutional and accredited investors at an effective price of $3 per share.

11. Commitment and contingency

On August 27, 2008 and September 16, 2008, the Company issued 60.6665 units to a group of institutional and accredited investors. In connection with the sale:

F-15

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

• The Company agreed to file a registration statement with the SEC to permit the investors to resell the common stock included in their units and to pay the investors liquidated damages at the rate of 1% of the amount of their investment per month, up to a maximum of 10%, to the extent the registration statement is not timely filed or diligently pursued,
• The Company agreed to establish a board of directors, a majority of whose members will be independent within the meaning of NASDAQ Marketplace Rule 4200(15); and $650,000 from the proceeds is being held in escrow until this requirement is satisfied,
• The Company agreed to engage an accounting consultant to assist with the presentation and delivery of financial reports and related information; and $100,000 from the proceeds is being held in escrow until this requirement is satisfied,
• The Company entered into an agreement with an investor relationship firm to provide consulting services for a period of one year. Under this agreement, the Company has agreed to pay a consulting fee equal to $9,000 per month, and issue 6,000 shares of common stock quarterly, contingent upon the occurrence of certain events described in the agreement.

12. Subsequent events

On October 14, 2008, The Company issued 5.3333 units, consisting of an aggregate of 106,668 shares of common stock, Class A warrants to purchase an aggregate of 53,334 shares of common stock and Class B warrants to purchase an aggregate of 53,334 shares of common stock, to a group of institutional and accredited investors for gross proceeds of $320,000. Each unit consists of (a) 20,000 shares of common stock, (b) one Class A common stock purchase warrant to purchase 10,000 shares of common stock until September 30, 2011, at an exercise price of $3.50 per share, and (c) one Class B common stock purchase warrant to purchase 10,000 shares of common stock until September 30, 2011, at an exercise price of $4.50 per share.

F-16

Douglas W. Child, CPA
Marty D. Van Wagoner, CPA
J. Russ Bradshow, CPA
William R. Denney, CPA
Roger B. Kennard, CPA
Russell E. Anderson, CPA
Scott L Farnes

1284 W. Flint Meadow Dr.  #D
Kaysville, Utah 84037
Telephone 801.927.1337
Facsimilie 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Tdmphom 801.281.4700
Facsimile 801.281.4701

Suite B, 4F
North Cape Commercial Bldg.
388 kings Road
North Point, Hong kong

www.cpaone.net

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Audit Committee
CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
Dalian, People's Republic of China

We have audited the consolidated balance sheets of CHINA INDUSTRIAL WASTE MANAGEMENT, INC. (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CHINA INDUSTRIAL WASTE MANAGEMENT, INC. as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 19, 2008

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars)

	December 31,	December 31,
	2007	2006

ASSETS
Current assets
Cash and cash equivalents	$3,260,307	$6,478,978
Trade accounts receivable, net	594,322	151,144
Other receivables	22,453	132,935
Inventory	1,332,349	602,944
Advances to suppliers	390,159	374,046
Deferred expense	42,784	20,490

Total current assets	5,642,374	7,760,537

Investment	2,633,354	-
Property, plant & equipment	4,697,305	4,215,545
Less: accumulated depreciation	(2,055,268)	(1,505,130)
Net property, plant and equipment	2,642,037	2,710,415
Construction in progress	7,410,255	554,608
Land usage right, net of accumulated amortization	1,732,074	1,524,319
Deposits	80,925	5,548
Related party receivable	388,796	374,498

Total assets	$20,529,815	$12,929,925

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$279,600	$92,255
Short-term loan	1,369,000	-
Tax payable	93,954	6,346
Deferred sales	667,389	455,548
Accrued expenses	7,236	16,580
Related party payable	536,362	471,269
Other payable	343,207	284,071
Total current liabilities	3,296,748	1,326,069

Asset retirement obligation liability	437,619	381,873
Other long-term liabilities	620,979	-
Total liabilities	4,355,346	1,707,942
Minority interest in subsidiary	2,259,595	1,786,323

Stockholders' equity
Preferred stock: par value $.001; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock: par value $.001; 95,000,000 shares authorized; 13,220,843 shares issued and outstanding	13,221	13,221
Additional paid-in capital	1,968,634	1,952,634
Other comprehensive income	1,153,728	379,721
Retained earnings	10,779,291	7,090,084
Total stockholders' equity	13,914,874	9,435,660

Total liabilities and stockholders' equity	$20,529,815	$12,929,925

See notes to Consolidated Financial Statements.

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In U.S. dollars)

	Years Ended December 31,
	2007	2006

Service fees	$5,004,926	$3,252,725
Sales of recycled commodities	4,534,581	3,130,508
Operating revenue	9,539,507	6,383,233

Cost of service fees	1,251,049	763,940
Cost of recycled commodities	1,525,872	1,058,717
Costs of revenue (including depreciation)	2,776,921	1,822,657

Gross profit	6,762,586	4,560,576

Operating expenses
Selling expenses	1,159,069	783,057
General and administrative expenses	2,443,759	1,425,293
Total operating expenses	3,602,828	2,208,350

Income from operations	3,159,758	2,352,226

Other income(expense)
Investment income (loss)	(47,923)	-
Interest income	88,499	25,318
Other income	15,769	206,031
Reimbursed legal costs	860,460	-
Other expense	(19,060)	(11,803)
Total other income (expense)	897,745	219,546
Net income from continuing operations before minority interest and income tax	4,057,503	2,571,772

Income tax (benefit)	-	626
Income from continuing operations	4,057,503	2,571,146

Discontinued operation
Loss from operations of discontinued component	(6,465)	(6,192)
Gain on disposal of discontinued component	1,205	-
Income tax benefit	-	-
Loss on discontinued operations	(5,260)	(6,192)

Net income before minority interest	4,052,243	2,564,954

Minority interest	363,036	234,184

Net income	$3,689,207	$2,330,770

Foreign currency translation adjustment	774,007	267,438

Comprehensive income	$4,463,214	$2,598,208

Basic weighted average shares outstanding	13,220,843	13,181,391

Diluted weighted average shares outstanding	13,220,843	13,181,391

Basic and diluted net earnings per share	$0.28	$0.18

See notes to Consolidated Financial Statements.

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars)

	Years Ended December 31,
	2007	2006

Cash flows from operating activities:
Net income	$3,689,207	$2,330,770
Adjustments to reconcile net income to net cash
provided by operating activities:
Minority interest	363,036	234,184
Depreciation	428,696	298,903
Amortization	37,729	34,830
Bad debt allowance	3,476	5,146
Stock issued for services	16,000	9,333
Accretion expenses	28,235	25,226
Loss on equity investment	47,923	-
Loss on disposal of subsidiary	5,260	-
Subsidy received from government	596,528

Changes in operating assets and liabilities:
Accounts receivable	(419,185)	132,087
Inventory	(660,714)	(176,247)
Other receivables	114,945	(17,720)
Advance to suppliers	1,778	14,844
Prepaid expense	(20,058)	2,519
Deposits	(72,042)	(1,167)
Accounts payable & other payables	211,828	73,171
Accrued expense and deferred sales	163,225	464,350
Tax payable	83,738	6,242
Net cash provided by operating activities	4,619,605	3,436,471

Cash flows from investing activiies
Investment in subsidiary	(2,643,351)	-
Purchase of property and equipment	(183,326)	(502,950)
Construction contracts	(6,677,654)	(687,317)
Proceeds from related party	11,092	-
Repayments to related party	-	(105,087)
Due to related party	28,932	463,505
Investment in subsidiary by minority holder	-	755,715
Proceeds on sale of subsidiary	34,198	-
Net cash used in investing activities	(9,430,109)	(76,134)

Cash flows from financing activities
Proceeds from loans	1,315,097	-
Net cash provided by financing activities	1,315,097	-

Effect of exchange rate on cash	276,736	75,942

Net increase in cash and cash equivalents	(3,218,671)	3,436,279

Cash and cash equivalents, beginning of period	6,478,978	3,042,699
Cash and cash equivalents, end of period	$3,260,307	$6,478,978

Supplemental cash flow information:
Cash paid during the year for:
Interest	$-	$-
Income taxes	-	-
Stock issued for services	-	80,000

See notes to Consolidated Financial Statements.

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Series A Preferred Stock		Common Stock		Additional Paid In	Other Comprehensive	Retained	Total Stockholders'
Contents	Shares	Amount	Shares	Amount	Capital	Income	Earnings	Equity
Balance December 31, 2005	64,000	64	6,740,843	6,741	1,949,717	112,283	4,759,314	6,828,119
Conversion of preferred shares to common	(64,000)	(64)	6,400,000	6,400	(6,336)			-
S8 shares issued for services			80,000	80	9,253			9,333
Foreign currency translation adjustment						267,438		267,438
Net Income for the year ended December 31, 2006							2,330,770	2,330,770
Balance December 31, 2006	-	-	13,220,843	13,221	1,952,634	379,721	7,090,084	9,435,660
S8 shares issued for services					16,000			16,000
Change in foreign currency translation gain						774,007		774,007
Net Income for the year ended December 31, 2007							3,689,207	3,689,207
Balance December 31, 2007	-	-	13,220,843	13,221	1,968,634	1,153,728	10,779,291	13,914,874

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

1. Nature of operations

The consolidated financial statements are those of China Industrial Waste Management, Inc., a Nevada corporation, formerly known as Goldtech Mining Corporation  (the Company), and its majority owned subsidiaries. When the terms the company, we, us or our are used in this document, those terms refer to China Industrial Waste Management, Inc., and its consolidated subsidiaries. When we use the term CIWM,, we are referring only to the parent holding company.

CIWM is a holding company which conducts its business through its only wholly-owned subsidiary, DonTech Waste Services, Inc. (DonTech), formerly known as Dalian Acquisition Corp. DonTech owns 90% of the stock of Dalian Dongtai Industrial Waste Treatment Co. Ltd. (Dongtai), an entity organized under the laws of the Peoples Republic of China (PRC). As of December 31, 2007, Dongtai owned 80% of equity of Dongtai Water Recycling Co. Ltd. (Dongtai Water), 75% of the equity of Dalian Lipp Environmental Energy Engineering & Technology Co., Ltd. (Dalian Lipp) and 70% of the equity of Dalian Zhuorui Resource Recycling Co., Ltd. (Zhuorui).

Another corporation with the name China Industrial Waste Management, Inc. was incorporated in the State of Delaware on August 16, 2005. On September 22, 2005, that corporation acquired 90% of the outstanding shares of Dongtai from its shareholders in exchange for 1,280,000 shares of the corporations common stock, representing 100% of the issued and outstanding shares of its common stock at the date of the acquisition. The exchange of shares with Dongtai was accounted for as a reorganization between entities under common control with China Industrial Waste Management, Inc. as the receiving entity, as prescribed by Appendix D of SFAS 141. The accounts of both entities were combined at their historical cost basis, resulting in no gain, loss, or goodwill. Since China Industrial Waste Management Inc. had minimal assets and liabilities, the combination was essentially a recapitalization of Dongtai.

On November 11, 2005, CIWM entered into an Agreement and Plan of Merger (the Merger Agreement) with the Delaware corporation also called China Industrial Waste Management, Inc. and the shareholders of that company. Pursuant to the Merger Agreement, which closed on November 11, 2005, China Industrial Waste Management, Inc. (the Delaware corporation) merged with and into CIWMs wholly owned subsidiary, DonTech, and CIWM issued 64,000 shares of its Series A Convertible Preferred Stock to the former shareholders of the Delaware corporation. Each share of Series A Convertible Preferred Stock was convertible into 10,000 shares of common stock and was entitled to 10,000 votes on each matter submitted to the stockholders. The holders of the Series A Convertible Preferred Stock contractually agreed not to convert such shares until CIWM increased its authorized number of shares of common stock.

Pursuant to the Merger Agreement, after the merger, the Delaware corporation ceased to exist and DonTech was the surviving company. The merger of the Delaware corporation into DonTech was accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the Delaware corporation obtained control of the Company by virtue of the merger. Accordingly, the merger was recorded as a recapitalization of the Delaware corporation, with the Delaware corporation being treated as the continuing entity. The financial statements of the accounting acquiree (CIWM) are not significant. Therefore, no pro forma financial information is submitted.

On May 12, 2006, the Company changed its name to China Industrial Waste Management, Inc. and began trading under a new trading symbol (CIWT). In addition, the Company effected a 1:100 reverse split of its outstanding common shares.

On May 15, 2006, the Company issued to 10 stockholders an aggregate of 6,400,000 additional shares of the Company's Common Stock as an equitable adjustment of the number of shares which the Company had agreed to issue to such persons pursuant to the Merger Agreement entered into and consummated on November 11, 2005. Since the issuance of additional 6,400,000 shares was caused by the merger consummated on November 11, 2005, such shares have been assumed to be outstanding in 2005 in the calculation of EPS.

Dongtai was incorporated on January 9, 1991. Dongtai is located in the Economic and Technology Development Zone, Dalian, PRC. Dongtai is engaged in the collection, treatment, disposal and recycling of industrial waste in China. Dongtai recovers all types of industrial wastes which can be used as raw material to produce chemical and metallurgy products. Dongtai also provides incineration, burial, and water treatment services. Dongtai also provides service for environment protection, technology consultation, pollution treatment, and waste managing process design.

Liaoyang Dongtai was incorporated on March 22, 2006. Dongtai has a 60% interest in this subsidiary. Liaoyang Dongtai is located in Liaoyang, PRC and is engaged in the business of the collection, treatment, disposal and recycling of industrial wastes. In July 14, 2007, Liaoyang Dongtai was dissolved and liquidated.

Dongtai Water was incorporated in July 2006 and Dongtai acquired 18% of the equity of such company in such month. On July 16, 2007 Dongtai acquired an additional 62% of the equity of Dongtai Water, which was accounted for as a reorganization of entities under common control. Dongtai Water is a Build-Operate-Transfer (BOT) project, designed to process polluted water generated by the city of Dalian.

Zhuorui was incorporated in April 2006 and is engaged in plasma arc melting, separation and purification of waste catalysts, treatment of industrial wastes and comprehensive utilization of waste catalysts or similar material. In August 2007, Dongtai acquired 70% of the equity of Zhuorui from a related company, controlled by Mr. Dong Jinqing, CEO and CFO of the company, at the price of RMB7 million (approximately $958,300), which was accounted for as a reorganization of entities under common control.

On March 2, 2007, the Company purchased 49% of the equity of Dongtai Organic, a newly formed company which is also a BOT project, engaged in municipal sludge treatment in Dalian. Dongtai Organic will operate for the next 20 years. The investment in Dongtai Organic is accounted for using the equity method.

On December 22, 2007 Dongtai, along with Roland Lipp, Karin Lipp-Mayer and  Minghuan Shan set up a joint venture, named Dalian Lipp Environmental Energy Engineering&Technology Co., Ltd in the Peoples Republic of China, engaged in designing, manufacturing and installing of environmental protection equipment and renewable energy equipment and other technical services. Dongtai owns 75% of equity of the newly formed joint venture.

2. Basis of Presentation

The accompanying consolidated financial statements include the accounts of China Industrial Waste Management, Inc., a Nevada corporation, its 100% owned subsidiary, DonTech Waste Services Inc., a Delaware corporation, its 90% indirectly owned subsidiary, Dalian Dongtai Industrial Waste Treatment Co., Ltd., a PRC company, its 80% indirectly owned subsidiary, Dongtai Water Recycling Co. Ltd., a PRC companyits 70% indirectly owned subsidiary, Dalian Zhuorui Resource Recycling Co., Ltd., a PRC company and its 75% indirectly owned subsidiary, Dalian Lipp Enviromental Energy Engineering & Technology Co., Ltd., a PRC company. All material inter-company accounts and transactions have been eliminated in the consolidation.

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). This basis differs from that used in the statutory accounts of the Company, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

3. Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and markets in the PRC. Changing political climates in the PRC could have a significant effect on the Companys business.

Foreign currency translation

As of December 31, 2007 and 2006, the accounts of the Company were maintained, and the consolidated financial statements were expressed in the Chinese Yuan Renminbi (RMB). Such consolidated financial statements were translated into U.S. dollars (USD) in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation, with the RMB as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholders equity was translated at the historical rates and the statement of operations items were translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash on deposit, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts and other receivables

Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. Allowance for uncollectible accounts as of December 31, 2007 and December 31, 2006 is $9,776 and $20,550, respectively.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary from COD through a credit term of up to nine to twelve months. Reserves are recorded primarily on a specific identification basis.

Advances to suppliers

The Company makes advances to certain vendors for purchase of its material or equipment. The advances to suppliers are interest free and unsecured.

The Company as well as its subsidiaries are in the process of expanding and advancing its facilities, creating a need to increase the advanced payment for the purchase of machinery and the building of a new plant, resulting in an advance to suppliers balance as follows:

	As of December 31,
	2007	2006
Advance to suppliers	$390,159	$374,046

Inventory

Inventories are stated at the lower of cost, as determined on a first-in, first-out basis, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower.

Property, equipment and construction in progress

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Buildings	30 Years
Machinery	10 Years
Vehicles	8 Years
Office equipment	5 Years

Construction in progress consists of the design expenses, architect fee and cost of the equipment to treat waste.

Construction in progress includes capitalized interest of $77,353 as of   December 31, 2007.

Landfills

Cost Basis of Landfill Assets We capitalize various costs that we incur to make a landfill ready to accept waste. These costs generally include expenditures for land, permitting, excavation, liner material and installation and other capital infrastructure costs. The cost basis of our landfill assets also includes estimates of future costs associated with landfill final capping, closure and post-closure activities in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143) and its Interpretations.

Interest accretion on final capping, closure and post-closure liabilities is recorded using the effective interest method and is recorded as accretion expense, which is included in our Consolidated Statements of Operations.

Amortization of Landfill Assets The amortizable basis of a landfill includes (i) amounts previously expended and capitalized; (ii) capitalized landfill final capping, closure and post-closure costs; (iii) projections of future purchase and development costs required to develop the landfill site to its remaining permitted and expansion capacity; and (iv) projected asset retirement costs related to landfill final capping, closure and post-closure activities.

Amortization is recorded on a units-of-consumption basis, applying cost as a rate per ton. The rate per ton is calculated by dividing each component of the amortizable basis of a landfill by the number of tons needed to fill the corresponding assets airspace.

Liabilities for landfill and environmental remediation costs are presented in the table below:

	As of December 31,
	2007	2006
Asset retirement obligation liability for landfills	$437,619	$381,873

Long-term investment

Invested company	Equity acquired	Balance as of December 31, 2007	Balance as of December 31, 2006
Dongtai Organic	49%	$2,633,354	0
Total		$2,633,354	0

Long-term investments are recorded under the equity method. Dongtai Organic is constructing and will operate a sludge treatment and disposal facility in Dalian, PRC, of which the investment is recorded under the equity method.

Asset impairments

We monitor the carrying value of our long-lived assets for potential impairment and test the recoverability of such assets whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Typical indicators that an asset may be impaired include:

•	A significant decrease in the market price of an asset or asset group;

•	A significant adverse change in the extent or manner in which an asset or asset group is being used or in its physical condition;
•	A significant adverse change in legal factors or in the business climate that could affect the value of an asset or asset group, including an adverse action or assessment by a regulator;
•	An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;
•	Current period operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or
•	A current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

If any of these or other indicators occurs, the asset is reviewed to determine whether there has been an impairment. An impairment loss is recorded as the difference between the carrying amount and fair value of the asset. If significant events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable, we perform a test of recoverability by comparing the carrying value of the asset or asset group to its undiscounted expected future cash flows. If cash flows cannot be separately and independently identified for a single asset, we will determine whether an impairment has occurred for the group of assets for which we can identify the projected cash flow. If the carrying values are in excess of undiscounted expected future cash flows, we measure any impairment by comparing the fair value of the asset or asset group to its carrying value. Fair value is determined by either an internally developed discounted projected cash flow analysis of the asset or asset group or an actual third-party valuation. If the fair value of an asset or asset group is determined to be less than the carrying amount of the asset or asset group, an impairment in the amount of the difference is recorded in the period that the impairment indicator occurs.

Intangible assets

Intangible assets consist of Rights to use land and build a plant for fifty years. The intangible assets are amortized straight-line over fifty years. The Company also evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors, including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Net intangible assets on December 31, 2007 were $1,732,074. Such assets consist entirely of a right to use land of $1,921,474, less accumulated amortization of $189,400.

Amortization expense for the Companys intangible assets for the year ended December 31, 2007 and 2006 totaled $ 37,729 and $ 34,830, respectively.

Discontinued operations

Due to a lack of progress of Liaoyang Dongtai in developing a local market for its services, the Board of Directors of the company decided to dissolve and liquidate Liaoyang Dongtai in July 2007.

Before termination, Liaoyang Dongtais major asset was cash, in the amount of RMB 399,989. Since Liaoyang Dongtai never generated any revenue, there was no tax incurred, and the expenses from its operations were accounted for as sundry expenses.

Dongtai recovered RMB 260,000 (USD $34,198) from the disposal of the investment in Liaoyang Dongtai. Dongtais book value in the investment was RMB 300,000 (USD $39,458). Therefore, Dongtai incurred a total loss from the disposal of RMB 40,000 (USD $5,260).

Minority interest

Minority interest represents the minority owners 10% equity interest in Dongtai, 20% equity interest in Dongtai Water, 30% equity interest in Zhuorui and 25% equity interest in Dalian Lipp.

Fair value of financial instruments

Statements of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue recognition

The Companys revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104.

Our revenues are generated from two sources, namely, service fees we charge for waste collection, transfer, disposal and recycling services and our sale of recycled commodities.

1. Recognition of service fees as revenue

Before waste treatment services are rendered, the Company will enter into agreements with its customers which explicitly express the scope of the Companys services, the types of wastes to be treated, the method of treatment to be applied, the Companys fees rates and form of settlement and other rights and obligations of the parties.

Once an agreement with a customer takes effect, the Company conducts the treatment activities described in the agreement, such as collection and transfer, which activities are observed and confirmed by the Companys client. Both parties will sign a note, acknowledging that the wastes have been delivered to the Companys working site for further treatment.

The fees charged by the Company for its services are then determined by multiplying the fee rate defined in the agreement by the customer confirmed waste amount delivered to the Companys plant for treatment. The bill for the services will be sent to the client, indicating the fees due. After sending out the invoice, the company will recognize the fees as revenue.

Deferred sales refer to those for which fees have been collected, but for which the related treatment and disposal services have not been completely performed. The Company uses the fee rate and the amount of waste not treated to calculate the deferred sales. At December 31, 2007 and 2006 deferred sales amounted to $667,389 and $455,548, respectively.

2. Recognition of revenues from reclaimed products

The Company also enters into agreements with customers who need reclaimed products that the Company generates from the waste treatment process. The parties usually settle the price in the agreement and make adjustments in case the market price of the reclaimed product fluctuates significantly between contract signing and delivery. After the products are delivered to customers, the Company issues an invoice to purchasers and identifies all contents and details concerning sales. The buyer then either can pay the full invoiced amount or promise to make payment over time. In the latter case, the Company also recognizes upon invoicing the amount due as revenues of reclaimed product.

Costs of revenue

The costs of revenue fall into two categories -costs of service fees charged for services and costs of revenue from reclaimed products.

The costs of service fees refer to the production expenses incurred by the Companys departments providing waste disposal services, which include the waste disassembly department, waste solvent recovery department, industrial waste water treatment department, waste storage, sorting and burning department, dangerous waste filling and burying department and common industrial waste filling and burying department. The costs include the direct labor cost, direct material and depreciation expenses and other miscellaneous expenses incurred by the foregoing departments.

The Companys reclaimed products can be divided into two main categories - products reclaimed by sophisticated production means and at great expense in terms of labor, energy, depreciation; and products reclaimed by simpler means such as manual sorting. For the former, the costs of revenue from reclaimed products includes the copper sulfate and alloy cost sold, which consist of the purchase cost of wastes as raw materials, as well as the direct labor cost, depreciation expenses, and other expenses incurred by the Company. For the latter, the costs of revenue includes the cost of units recycled and sold, consisting of the purchase cost of wastes used for recycling.

Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the year ended December 31, 2007 and 2006 were immaterial.

Stock-based compensation

In December 2004, the FASB issued SFAS No.123(R) which prescribes accounting and reporting standards for all stock based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123(R) requires compensation expense to be recorded using the fair value method.

Income taxes

The Company utilizes SFAS No. 109, Accounting for Income Taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Local PRC income tax

The Company is subject to the PRC Enterprise Income Tax at a rate of 30% on its net income. According to a PRC ruling, any joint venture with foreign investment will get special tax exempt treatment for the first two years, namely 2006 and 2007.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, Statement of Cash Flows, cash flows from the Companys operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Basic and diluted net earnings per share

Earnings per share is calculated in accordance with Statement of Financial Accounting Standards No. 128 (SFAS No. 128), Earnings Per Share. Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Contingent liabilities

We estimate the amount of potential exposure we may have with respect to claims, assessments and litigation in accordance with SFAS No. 5. We are party to pending or threatened legal proceedings covering a wide range of matters in various jurisdictions. It is not always possible to predict the outcome of litigation, as it is subject to many uncertainties. Additionally, it is not always possible for management to make a meaningful estimate of the potential loss or range of loss associated with such litigation.

Reclassifications

Certain reclassifications have been made in the 2006 financial statements to conform with the 2007 presentation.

4. Inventory

Our inventory at December 31 consists of raw materials and recycled commodities as follows:

	2007	2006
Raw materials	$786,427	$221,225
Recycled commodities	545,922	381,719
	$1,332,349	$602,944

5. Property and equipment

Property and equipment at December 31 consisted of the following:

	2007	2006
Land and building	$2,305,868	$2,157,521
Machinery equipment	1,242,966	1,129,566
Office equipment	375,433	352,346
Vehicles	773,038	576,112
	4,697,305	4,215,545
Less: Accumulated depreciation	(2,055,268)	(1,505,130)
	$2,642,037	$2,710,415

6. Short-term loan

On September 26, 2007, the Company entered into a one-year, $1,369,000 short-term loan, with an annual interest rate of 8.748%, which mature in September 2008. This loan provides us with more working capital to be used for promoting operations.

7. Other long-term liabilities

Thanks to more attention and investment from Chinese government in environment protection, Dongtais controlled subsidiary, Zhuorui, received $620,979 in total, as subsidy, from central and local government agencies to support the construction of the facilities dealing with waste catalysts. The money will be kept in Zhuorui and need not to be paid back.

8. Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income were as follows:

	December 31,
	2007	2006
Cumulative translation adjustment of foreign currency statements	$774,007	$267,438

9. Shareholders equity

On November 11, 2005, the Company entered into and consummated an Agreement and Plan of Merger (the Merger Agreement) with China Industrial Waste Management Inc. a Delaware corporation (Delaware), the stockholders of Delaware, and Dalian Acquisition Corp., a Delaware corporation wholly-owned by the Company. In the merger, the stockholders of Delaware received 64,000 shares of the Companys newly-designated Series A Convertible Preferred Stock (the Series A Stock) in exchange for the outstanding shares of Delaware. Each share of Series A Stock was convertible into 10,000 shares of Common Stock. Since the Company did not have sufficient authorized but unissued shares of Common Stock to effect a full conversion of the Series A Stock at the effective time of the merger, the holders of the Series A Stock have agreed that they would not convert their shares of Series A Stock until the Company had sufficient available shares for a full conversion.

On March 9, 2006, the Board of Directors of the Company determined that it had made an error at a previous meeting held on June 13, 2005 in cancelling certain outstanding shares of common stock. To correct such error a total 6,983,400 pre-split shares of common stock were reinstated, as a result of which the total common shares outstanding increased from 7,773,841 pre-split to 14,757,241 pre-split.

On May 12, 2006, two amendments to the Company's Articles of Incorporation became effective. The amendments changed the name of the Company to China Industrial Waste Management, Inc. and effected a 1 for 100 reverse split of the Company's Common Stock. In the statement of shareholders equity, the reverse split has been treated as it happened at the beginning of 2005.

On May 15, 2006, the Company issued to 10 stockholders an aggregate of 6,400,000 additional shares of the Company's Common Stock as an equitable adjustment of the number of shares which the Company had agreed to issue to such persons pursuant to the Merger Agreement entered into on November 11, 2005. As this issuance is part of the 2005 recapitalization transaction, such shares are deemed to be outstanding from the beginning of 2005.

On June 8, 2006, we issued an aggregate of 80,000 shares of our Common Stock to two consultants pursuant to a Consulting Agreement. Management valued the stock issued at $1.00 per share based on the value of the services to be performed by the consultants under consulting agreement rather than the quoted price of our common stock during a period with little or no trading activity. The Company recorded a contra equity for the value of the consulting services to be received and is amortizing that value as an expense over the five year requisite service period.

On August 22, 2006, the Company issued 96,566 shares to Jie Sun and Yunzhong Wu, respectively, as compensation for their services pursuant to the Merger Agreement consummated on November 11, 2005. This was accounted for as a cost of issuance. Since the issuance was connected with the reverse merger, the financial effect of the issuance had been reflected in the financial statements for the fiscal year ended December 31, 2005.

10. Statutory Common Welfare Fund

As stipulated by the Company Law of the PRC as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

a.	Making up cumulative prior years losses, if any

b.
Allocations to the Statutory surplus reserve of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Companys registered capital;

c.
Allocations of 5 -10% of income after tax, as determined under PRC accounting rules and regulations to the Companys Statutory common welfare fund, which is established for the purpose of providing employee facilities and other collective benefits to the Companys employees; and

d.	Allocations to the discretionary surplus reserve, if approved in the shareholders general meeting.

11. Earnings Per Share

Basic earnings per common share (EPS) are calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive securities, such as stock options and warrants, using the treasury stock method. The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table:

	Years Ended December 31,
	2007	2006
Income available to common stockholders	$3,689,207	$2,330,770

Diluted net income	$3,689,207	$2,330,770

Weighted average basic common shares outstanding	13,220,843	13,181,391

Basic net earnings per share	$0.28	$0.18

Diluted net earnings per share	$0.28	$0.18

As stated above, on May 15, 2006, the Company issued to 10 stockholders an aggregate of 6,400,000 additional shares of the Company's Common Stock as an equitable adjustment of the number of shares which the Company had agreed to issue to such persons pursuant to an Agreement and Plan of Merger entered into on November 11, 2005.

Since the issuance of additional 6,400,000 shares was caused by the merger consummated on November 11, 2005, the issuance had been assumed outstanding in 2005.

12. Current vulnerability due to certain concentrations

The Companys operations are carried out in the PRC. Accordingly, the Companys business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC economy. The Companys business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversions and remittance abroad, and rates and methods of taxation, among other things.

13. New accounting pronouncement

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 will be effective for the Company beginning January 1, 2008. We are currently in the process of assessing the provisions of SFAS No. 157 and determining how this framework for measuring fair value will affect our current accounting policies and procedures and our financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entitys first fiscal year that begins after November 15, 2007.The Company is currently assessing the impact adoption of SFAS No. 159 will have on its financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued FASB Statements No.141 (revised 2007), Business Combinations (FAS 141(R)) and No. 160, Noncontrolling Interests in Consolidated Financial Statements (FAS 160). These standards aim to improve, simplify, and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements. The provisions of FAS 141 (R) and FAS 160 are effective for the fiscal year beginning January 1, 2009. We are currently evaluating the provisions of FAS 141(R) and FAS 160.

14. Reimbursed legal costs

As disclose in the 8K on October 15, 2007, the consideration for the settlement of all claims, mentioned above, was the responsibility of some third party, who afterwards delivered the cash and shares of common stock, which therefore was accounted for as Reimbursed legal costs.

15. Business combinations between entities under common control

During the year ended December 31, 2007, the Company became the majority shareholder of Dongtai Water and Zhuorui through additional acquisition of equity of both companies at the price of RMB 8.68 million (approximately $1,095,200) and RMB 7 million (approximately $958,300), respectively. The acquisitions are considered to be reorganizations of entities under common control according to GAAP. Therefore, as the acquiring entity, the Company has restated its December 31, 2006 balance sheet as though the acquisition had occurred as of January 1, 2006.

The Company has therefore restated its consolidated balance sheet as of December 31, 2006, its consolidated statements of income for the year ended December 31, 2006 and its consolidated statement of cash flows for the year ended December 31, 2006. The results of the restatement on operations were to decrease net income for the year ended December 31, 2006 by $110,659. The effects of the business combinations between entities under common control are as follows:

	December 31,2006
	Original	Dongtai Water	Zhuorui	Restated
Cash and cash equivalents	$5,713,925	$541,678	$223,375	$6,478,978
Other current assets	1,184,623	90,830	11,654	1,287,107
Net property, plant and equipment	2,686,618	6,178	17,619	2,710,415
Land usage right, net of accumulated amortization	1,524,319			1,524,319
Other assets	757,484	130,533	41,089	929,106
Total assets	$11,866,969	$769,219	$293,737	$12,929,925

Total current liabilities	853,898	689	213	854,800
Other liabilities	381,873	471,269	356,988	1,210,130
Minority interest in subsidiary	1,083,022	346,313		1,429,335
Stockholders' equity				-
Common stock	13,221			13,221
Additional paid-in capital	1,952,634			1,952,634
Other comprehensive income	381,579	(811)	(1,047)	379,721
Retained earnings	7,200,742	(48,241)	(62,417)	7,090,084
Total stockholders' equity	9,548,176	(49,052)	(63,464)	9,435,660
Total liabilities and stockholders' equity	$11,866,969	$769,219	$293,737	$12,929,925

	For the Year ended December 31, 2006
	Original	Dongtai Water	Zhuorui	Restated
Operating revenue	$6,383,233			$6,383,233
Costs of revenue (including depreciation)	1,822,657	-	-	1,822,657
Gross profit	4,560,576			4,560,576
Operating expenses	2,069,279	$60,301	$84,962	2,214,542
Income from operations	2,491,297	(60,301)	(84,962)	2,346,034
Other income (expense)	219,624	-	(78)	219,546
Net income from continuing operations before minority interest and income tax	2,710,921	(60,301)	(85,040)	2,565,580
Income tax (benefit)	626	-	-	626
Net income before minority interest	2,710,295	(60,301)	(85,040)	2,564,954
Minority interest	268,867	(12,060)	(22,623)	234,184
Net income	$2,441,428	$(48,241)	$(62,417)	$2,330,770
Foreign currency translation adjustment	269,296	(811)	(1,047)	267,438
Comprehensive income	$2,710,724	$(49,052)	$(63,464)	$2,598,208

16. Related parties

Related party receivable

Related Party	As of December 31, 2007	Interest rate	Repayment date
Bofa	$384,689	6%	December 30, 2008
Tang Lijun	$2,738	-	-
Yu Chengbin	$1,369	-	-

Dalian Bofa Chemical Material Company (Bofa), a company controlled by the Companys majority shareholder, sells part of the products recycled by Dongtai, the subsidiary of the Company. Our total sales to Bofa were $ 1,819,806 and $ 1,235,825 respectively, for the years ended December 31, 2007 and 2006.

Mr. Tang and Mr. Yu are the general managers of Dongtai Water and Zhuirui, respectively, who borrowed the money to undertake day to day business activities.

Related party payables

Related Party	As of December 31, 2007	Interest Rate	Repayment Date
Dongtai Organic Waste	$276,252	-	June 12, 2008
Dongtai Investment Inc.	$260,110	6%	October 14, 2008

Lida Environment Engineering Company(Lida), which is also controlled by the Companys majority shareholder, provides equipment used in the construction of facilities undertaken by Dongtai Water and Dongtai Organic. Our total purchases from Lida were $ 48,724 and $ 0 for the years ended December 31, 2007 and 2006, respectively.

Dongtai Investment Inc., which is under control of the Companys majority shareholder, owned 30% equity interest of Zhuorui.

17. Contingent liabilities

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

On September 14, 2006, the Alberta Securities Commission, Canada, citing Goldtech Mining Corporation, 2006 ABASC 1690, under Securities Act, R. S. A. 2000, c. S-4 (the "Alberta Act"), provided notice to the Company, Glen Lochton Management Inc., and certain other individuals (collectively, "Respondents") that a hearing will be held on certain allegations that Respondents breached subsection 75(1) and 110(1) of the Alberta Act by trading and distributing securities of the Company in Alberta without registration or a prospectus or had appropriate exemption from the prospectus requirement, wherein such failure was contrary to the public interest. On October 27, 2006, the hearing was scheduled for March, 2007. On February 6, 2007 the ASC dismissed without prejudice the action against the Company and will proceed against the other Respondents.

On October 14, 2004, a small group of shareholders commenced a derivative action on behalf of the Company, entitled Steward, Pearce, Vizzard, Furusho and Robertson v. Kroeker, Jordan, Laskin, Egan, Smith, Bourgoin, Civil Action No. CV04-2130L, in the United States  District  Court for the Western  District of Washington alleging  conversion  and  breach of specific duties against former directors. The Court dismissed the case with prejudice against all defendants, except defendant Tracy Kroeker and without prejudice against Ms. Kroeker.

We estimate the amount of potential exposure we may have with respect to claims, assessments and litigation in accordance with SFAS No. 5. We are party to pending or threatened legal proceedings covering a wide range of matters in various jurisdictions. It is not always possible to predict the outcome of litigation, as it is subject to many uncertainties. Additionally, it is not always possible for management to make a meaningful estimate of the potential loss or range of loss associated with such litigation.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters.  This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

TABLE OF CONTENTS

CHINA INDUSTRIAL WASTE
MANAGEMENT, INC.

PROSPECTUS

________________, 2009

1,941,192 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$138
Legal Fees and Expenses*	15,000
Accounting Fees and Expenses*	7,500
Financial Printing*	1,000
Transfer Agent Fees*	1,500
Blue Sky Fees and Expenses*	--
Miscellaneous*	4,862
TOTAL	$30,000

* Estimated

Item 14.                      Indemnification of Directors and Officers.

As authorized by the Nevada Revised Statutes, our articles of incorporation provide that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

•	any breach of a director's duty of loyalty to our company or our stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock redemptions or repurchases; and
•	any transaction from which a director derived an improper personal benefit.

This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of our directors under federal securities laws. Our by-laws require us to indemnify our directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Our articles of incorporation further provide for the indemnification of any and all persons who serve as our directors, officers, employees or agents to the fullest extent permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 15.                      Recent Sales of Unregistered Securities.

On February 4, 2008 we entered into a Business Advisory Agreement with Newbridge Securities Corporation, pursuant to which Newbridge provides us with advice and consultation services to the extent described in the agreement. As part of its compensation under the agreement, as amended, we issued Newbridge 50,000 shares of our common stock. Newbridge has such knowledge and experience in business and financial matters that it is capable of evaluating the risks and merits of accepting our securities as compensation for its services. The certificate evidencing the shares bears a legend restricting transferability absent registration under the Securities Act of 1933, as amended or an applicable exemption therefrom. Issuance of the shares were exempt from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) thereof as a transaction by an issuer not involving a public offering.

In October 2008, we completed the private placement of 66 units of our securities at an aggregate offering price of $3,960,000 to 16 institutional and accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Regulation D and Section 4(2) of that act. Under the subscription agreements with the investors, as amended, each unit consisted of 29,412 shares of common stock, one Class A warrant to purchase 14,706 shares of common stock exercisable until September 30, 2011 at $2.50 per share and one Class B warrant to purchase 14,706 shares of common stock exercisable until September 30, 2011 at $3.20 per share.

           As compensation for its services, we paid the placement agent for the offering (a broker-dealer and a member of FINRA), a cash commission of $277,200 and a non-accountable expense allowance of $79,200, and issued Newbridge or its designees (a) 150,000 shares of common stock, (b) five-year warrants to purchase 300,000 shares of common stock at exercise prices ranging from $3.50 to $5.00 per share and (c) three-year warrants to purchase 6.6 units of our securities, at an exercise price of $72,000 per unit, with each unit consisting of 29,412 shares of common stock and warrants to purchase 29,412 shares of common stock until September 30, 2011 at exercise prices ranging from $2.50 to $3.20 per share. Newbridge has also entered into an agreement whereby they have agreed not to seek registration of our equity securities issued or issuable to them, and to limit their resale of those securities.

Each of the investors represented that he, she or it was an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, and that the investor had such knowledge and experience in business and financial matters that he, she or it was able to evaluate the risks and merits of an investment in the Company. In addition, each investor was provided access to business and financial about the Company and each certificate evidencing securities issued in the transaction included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transaction. The Company filed a Form D with the Securities and Exchange Commission as required by Regulation D under the Securities Act. Accordingly, the private placement was exempt from the registration requirements of the Securities Act by reason of Section 4(2) and Regulation D thereunder as a transaction by an issuer not involving any public offering.

Item 16.                      Exhibits and Financial Statement Schedules.

The following documents are filed as a part of this registration statement or are incorporated by reference to previous filings, if so indicated:

Exhibit Number	Description
3.1
Articles of Incorporation of the Company (f/k/a Goldtech Mining Corporation) filed November 12, 2003. Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 (the “9/30/03 10-QSB”).

3.2
Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on April 27, 2006. Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.

3.3	By-laws of the Company. Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
5.1	Opinion of Schneider Weinberger & Beilly LLP**
10.1
Agreement and Plan of Merger, dated November 11, 2005, by and among the Company, Dalian Acquisition Corp., China Industrial Waste Management Inc., and each of the CIWM Shareholders. [Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on November 17, 2005.]

10.2
Contract for Joint Venture Using Foreign Investment dated October 18, 2007 among Dalian Dongtai Industrial Waste Treatment Co., Ltd., Ronald Lipp, Karin Lipp-Mayer and Minghuan Shan. [Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on October 18, 2007.]

10.3
Agreement dated July 10, 2007 by and between Dalian Lida Environmental Engineering Co., Ltd. and Dalian Dongtai Industrial Waste Treatment Co., Ltd. [Incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K filed by the Company on March 31, 2008.]

10.4
Agreement dated August 6, 2007 by and between Dalian Dongtai Investment Co., Ltd. and Dalian Dongtai Industrial Waste Treatment Co., Ltd. [Incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K filed by the Company on March 31, 2008.]

10.5	2006 Equity Compensation Plan. [Incorporated by reference to the Definitive Information Statement filed by the Company on March 31, 2006]
10.6	Form of Subscription Agreement. [Incorporated by reference to Exhibit 10.1 to the Current Report of Form 8-K filed on September 3, 2008]
10.7	Form of Common Stock Purchase Warrant. [Incorporated by reference to Exhibit 10.2 to the Current Report of Form 8-K filed on September 3, 2008]
10.8	Placement Agency Agreement dated August 27, 2008. . [Incorporated by reference to Exhibit 10.3 to the Current Report of Form 8-K filed on September 3, 2008]
21.1	List of Subsidiaries. [Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed by the Company on April 7, 2008.]
23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC*
23.2	Consent of Schneider Weinberger & Beilly LLP (included within Exhibit 5)**

*	filed herewith
**	previously filed

Item 17.                      Undertakings.

a.           The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.           That for the purpose of determining liability under the Securities Act of 1933 to any purchaser if the registrant is subject to Rule 430C (Sec. 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statement relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (Sec. Sec. 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dalian, China on March 26 , 2009.

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.

By:	/s/ Dong Jinqing
Don Jinqing
Principal Executive Officer, President and Chief Executive Officer

By:	/s/ Guo Xin
Guo Xin
Principal Accounting Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dong Jinqing	Chairman of the Board, Chief Executive Officer, President, Principal Executive Officer	March 26 , 2009
Dong Jinqing	and Director

/s/ Li Jun	Chief Operating Officer and Director	March 26 , 2009
Li Jun

/s/ Guo Xin	Chief Financial Officer, Principal Accounting Officer and Director	March 26 , 2009
Guo Xin

/s/ Zhang Dahzi	Secretary	March 26 , 2009
Zhang Dahzi

EXHIBIT INDEX

Exhibit Number	Description
3.1
Articles of Incorporation of the Company (f/k/a Goldtech Mining Corporation) filed November 12, 2003. Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 (the “9/30/03 10-QSB”).

3.2
Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on April 27, 2006. Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.

3.3	By-laws of the Company. Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
5.1	Opinion of Schneider Weinberger & Beilly LLP**
10.1
Agreement and Plan of Merger, dated November 11, 2005, by and among the Company, Dalian Acquisition Corp., China Industrial Waste Management Inc., and each of the CIWM Shareholders. [Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on November 17, 2005.]

10.2
Contract for Joint Venture Using Foreign Investment dated October 18, 2007 among Dalian Dongtai Industrial Waste Treatment Co., Ltd., Ronald Lipp, Karin Lipp-Mayer and Minghuan Shan. [Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on October 18, 2007.]

10.3
Agreement dated July 10, 2007 by and between Dalian Lida Environmental Engineering Co., Ltd. and Dalian Dongtai Industrial Waste Treatment Co., Ltd. [Incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K filed by the Company on March 31, 2008.]

10.4
Agreement dated August 6, 2007 by and between Dalian Dongtai Investment Co., Ltd. and Dalian Dongtai Industrial Waste Treatment Co., Ltd. [Incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K filed by the Company on March 31, 2008.]

10.5	2006 Equity Compensation Plan. [Incorporated by reference to the Definitive Information Statement filed by the Company on March 31, 2006]
10.6	Form of Subscription Agreement. [Incorporated by reference to Exhibit 10.1 to the Current Report of Form 8-K filed on September 3, 2008]
10.7	Form of Common Stock Purchase Warrant. [Incorporated by reference to Exhibit 10.2 to the Current Report of Form 8-K filed on September 3, 2008]
10.8	Placement Agency Agreement dated August 27, 2008. . [Incorporated by reference to Exhibit 10.3 to the Current Report of Form 8-K filed on September 3, 2008]
21.1	List of Subsidiaries. [Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed by the Company on April 7, 2008.]
23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC*
23.2	Consent of Schneider Weinberger & Beilly LLP (included within Exhibit 5)**

*	Filed herewith.
**	Previously filed.